Exhibit 10.15

EXECUTION VERSION

PURCHASE AGREEMENT

by and between

WYETH

and

NBTY, INC.

dated as of June 6, 2005

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	THE ACQUISITION

2.1.	Purchase and Sale
2.2.	Assumption of Liabilities

ARTICLE 3	CLOSING; PURCHASE PRICE ADJUSTMENT

3.1.	The Closing
3.2.	Deliveries by Buyer
3.3.	Deliveries by Seller
3.4.	Further Assurances
3.5.	Closing Statement
3.6.	Adjustment of Purchase Price
3.7.	Retention of Certain Rights by Seller and Asset Transferor Entities and Affiliates

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER

4.1.	Organization; Good Standing; Power; Etc
4.2.	Capitalization of Suplementos Solgar
4.3.	Effect of Agreement
4.4.	Financial Statements
4.5.	Absence of Certain Changes and Events
4.6.	Taxes
4.7.	Good Title to and Condition of Assets
4.8.	Contracts
4.9.	Intellectual Property Rights
4.10.	Litigation and Claims
4.11.	Compliance with Law; Applicable Permits
4.12.	Environmental Matters
4.13.	Regulatory Matters
4.14.	Accounts Receivable
4.15.	Labor Matters
4.16.	Insurance

i

4.17.	Broker’s Fees
4.18.	No Other Representations or Warranties; Disclosure
4.19.	Affiliate Transactions
4.20.	Real Property Leases

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1.	Organization; Good Standing; Power; Etc
5.2.	Broker’s Fees
5.3.	Consents and Approvals; No Violations
5.4.	Financial Capability; Solvency
5.5.	Securities Act
5.6.	No Other Representations or Warranties

ARTICLE 6	CONDUCT OF BUSINESS PENDING THE CLOSING

6.1.	Conduct of Business Pending the Closing
6.2.	Permitted Actions

ARTICLE 7	ADDITIONAL AGREEMENTS

7.1.	Expenses
7.2.	Additional Agreements
7.3.	Access to Information
7.4.	Filings and Authorizations
7.5.	Tax Matters
7.6.	Use of Certain Names
7.7.	Removal of Assets
7.8.	Access to Records After Closing
7.9.	Disclosure Supplement
7.10.	Applicable Permits and Environmental Permits
7.11.	ISRA Requirements
7.12.	Cost-Sharing for Unknown Pre-Closing Environmental Liabilities
7.13.	Release Under Leases
7.14.	No Negotiation
7.15.	Covenant Not to Compete

7.16.	Adverse Experience Reporting Requirements

ARTICLE 8	CONDITIONS

8.1.	Conditions to Obligations of Each Party
8.2.	Conditions to Obligations of Seller
8.3.	Conditions to Obligations of Buyer

ARTICLE 9	AGREEMENTS WITH RESPECT TO EMPLOYEES AND EMPLOYEE BENEFITS

9.1.	U.S. Employee Plans
9.2.	International Plans
9.3.	Employees
9.4.	Treatment of Seller’s and Buyer’s U.S. Employee Plans and U.S. Benefit Arrangements
9.5.	International Employees of the European Union
9.6.	Treatment of Seller’s International Plans
9.7.	Stock Options
9.8.	No Third Party Beneficiaries

ARTICLE 10	TERMINATION

10.1.	Termination
10.2.	Effect of Termination

ARTICLE 11	INDEMNIFICATION

11.1.	Indemnification
11.2.	Procedures
11.3.	Limitations
11.4.	Additional Procedures Relating to Environmental Matters
11.5.	Indemnification as Sole Remedy
11.6.	Net of Insurance; Etc

ARTICLE 12	GENERAL PROVISIONS

12.1.	Public Statements
12.2.	Notices
12.3.	Survival of Representations and Warranties
12.4.	Amendment

12.5.	Waiver
12.6.	Parties in Interest
12.7.	Seller’s Knowledge
12.8.	Entire Agreement
12.9.	Governing Law; Jurisdiction
12.10.	Counterparts
12.11.	Validity
12.12.	Disclosure Schedule
12.13.	Headings
12.14.	Bulk Sales Act

PURCHASE AGREEMENT

This PURCHASE AGREEMENT dated as of June 6, 2005 (this “Agreement”) by and among WYETH, a Delaware corporation (“Seller”), and NBTY, Inc., a Delaware corporation (“Buyer”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets relating to Seller’s vitamin and nutritional supplements products business commonly referred to as “Solgar Vitamin and Herb,” which the parties agree will be achieved pursuant to the purchase and sale of the Assets (as defined herein) and the Shares (as defined herein), all on the terms and subject to the conditions set forth herein;

WHEREAS, the Assets to be included in the purchase and sale are owned by Seller and the Asset Transferor Entities (as defined herein), and Seller desires to sell to Buyer, and Buyer desires to purchase from Seller and the Asset Transferor Entities, the Assets;

WHEREAS, the Shares included in the purchase and sale are owned by the Share Transferor Entity (as defined herein), and Seller desires that such Share Transferor Entity sell to Buyer, and Buyer desires to purchase from such Share Transferor Entity, the Shares; and

WHEREAS, in connection with such purchase and sale, Buyer is willing to assume certain liabilities of Seller and its Affiliates (as defined herein) and to assume certain obligations regarding the employment of those employees of Seller and such Affiliates exclusively engaged in the conduct of the Business (as defined herein), all on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the terms defined below shall have the indicated meanings:

1.1.          “Accountant” shall have the meaning set forth in Section 3.5(c).

1.2.          “Accounts Receivable” shall mean all trade and other accounts receivable and notes, bonds and other evidences of indebtedness and rights to receive payments arising out of sales of products or the furnishing of services by the Business, including any rights of Seller and its Affiliates with respect to any third party collection procedures or other proceedings commenced in connection therewith.

1.3.          “Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or otherwise either controls, or is controlled by or is under common control with, such Person; provided, however, for purposes of this Agreement the term “Affiliate” shall not include subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.4.          “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

1.5.          “Aggrieved Party” shall have the meaning set forth in Schedule 11.2(a).

1.6.          “Agreement” shall mean this Agreement and any supplements, exhibits, amendments and schedules hereto, and the certificates and documents delivered pursuant hereto.

1.7.          “Applicable Law” shall mean, except for Environmental Laws, all laws, statutes, directives, regulations and ordinances of any Governmental Authority having jurisdiction over the Business, the Assets, the Shares, the assets of Suplementos Solgar or any Relevant Party, as may be in effect (i) with respect to any representation or warranty by any party hereunder, at the applicable time on or prior to the Closing and (ii) with respect to any covenant obligations hereunder, at the applicable time prior to, on or following the Closing, as the case may be.

1.8.          “Applicable Permits” shall mean any waiver, exemption, variance, permit, registration, authorization, license or similar approval issued or granted by any Governmental Authority and required to be obtained or maintained under Applicable Law or the Assumed Contracts in connection with Suplementos Solgar, the Assets, the Shares, the assets of Suplementos Solgar or the Business, but shall not include Environmental Permits.

1.9.          “Asset Transferor Entities” shall mean the Affiliates of Seller transferring Assets pursuant to this Agreement, as listed on Schedule 1.9.

1.10.        “Assets” shall mean, collectively, all assets and properties of any kind, nature and description owned or held by Seller or any Asset Transferor Entity and used primarily in the Business, including without limitation (i) the Assumed Contracts, (ii) the Transferred Intellectual Property, (iii) the Books and Records, (iv) the Inventory, (v) the Accounts Receivable, (vi) the Fixtures and Equipment, (vii) all rights of Seller to deposits and prepaid expenses (in each case only to the extent included in the Final Net Asset Value), (viii) the motor vehicles identified on Schedule 1.10, (ix) all Applicable Permits and Environmental Permits used primarily in the Business, in each case to the extent their transfer to Buyer is permitted under Applicable Law and (x) the assets set forth on Schedule 1.10; provided, however, that the Assets shall not include the Shares (which shall be transferred to Buyer pursuant to Section 2.1 hereof), the Excluded Assets or the assets of Suplementos Solgar (which the parties acknowledge transfer by operation of law with the Shares).

1.11.        “Assumed Contracts” shall mean (i) the Material Contracts, (ii) the Distribution Arrangements and (iii) any Contract that (A) relates primarily to or is held for use primarily in the Business and (B) is not required to be disclosed on Schedule 4.8(a), including without limitation the Contracts set forth on Schedule 1.11.

1.12.        “Assumed Liabilities” shall mean the following liabilities of Seller, its Affiliates and the Asset Transferor Entities:  (i) any and all liabilities of Seller or its Affiliates under the Assumed Contracts (excluding any liabilities to the extent arising out of (A) any breach by Seller or its Affiliates under such Assumed Contracts on or prior to Closing (including any transfer by Seller of any such Assumed Contract at Closing in breach of such Assumed Contract) or (B) any termination of such Assumed Contract by operation of law as a result of the consummation of the transactions contemplated herein; for the avoidance of doubt, Assumed Liabilities shall include any liabilities (including, without limitation, liabilities under Applicable Law relating to exclusive distribution arrangements) arising out of the breach or termination of, or any conduct under or with respect to, any Assumed Contract by Buyer or any of its Affiliates following Closing, in each case, however, to the extent such breach, termination or conduct is not related to a breach by Seller or its Affiliates under any such Assumed Contract on or prior to Closing); (ii) liabilities to the Employees to the extent specifically assumed by Buyer pursuant to Article 9; (iii) obligations and liabilities, including, without limitation, product liabilities, relating to occurrences of injuries after the Closing caused by products of the Business; and (iv) all other liabilities and obligations to the extent reflected in the final calculation of Final Net Asset Value.  For the avoidance of doubt, it is understood that the term “Assumed Liabilities” shall (i) relate only to the purchase and sale of the Assets and that, by operation of law, the liabilities of Suplementos Solgar (including, without limitation, intercompany and environmental liabilities) shall remain with Suplementos Solgar, subject to (x) allocation of Taxes set forth in Section 7.5, (y) employee and employee benefit matters set forth in Article 9, and (z) the indemnity provisions set forth in Article 11 and (ii) exclude Retained Environmental Liabilities.

1.13.        “Assumption Condition” shall have the meaning set forth in Schedule 11.2(a).

1.14.        “Base Net Asset Value” shall have the meaning set forth in Section 3.6(a).

1.15.        “Books and Records” shall mean the books and records, files, documents, ledgers, journals, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs and operating plans of (i) Seller and the Asset Transferor Entities, to the extent related primarily or held for use primarily to the Business or the Assets, and (ii) Suplementos Solgar, in each case, to the extent in the possession of such Person or reasonably available thereto; but excluding, in each case, all Know-How and other Intellectual Property (other than the Transferred Intellectual Property) contained in such books and records and any portions of such books and records which are redacted because they do not relate to the Business or the Assets or because disclosure thereof to Buyer would conflict with an obligation of confidentiality to a third party (as to which redacted information, to the extent to which the same is material to the Business and has been redacted because of an obligation of confidentiality to a third party, Buyer and Seller agree to cooperate in using commercially reasonable efforts (but in no event including any payment(s) or assumption of any further obligation(s) by Seller) to obtain consent from such third party for the disclosure thereof by Seller to Buyer).

1.16.        “Business” shall mean the business conducted worldwide by Seller, the Asset Transferor Entities, Suplementos Solgar and their Affiliates as presently conducted to the extent relating primarily to the discovery, research, development, manufacture, formulation, licensing, marketing and selling of vitamins and nutritional supplement products under the “Solgar” brand, which business is commonly referred to as “Solgar Vitamin and Herb.”

1.17.        “Buyer Environmental Liabilities” shall mean (i) the Known Environmental Liabilities; (ii) any Environmental Liabilities where the facts, events or circumstances underlying such liabilities first existed or first occurred as a result of the operation of the Leased Real Property, the Assets, or the Business, or the assets of Suplementos Solgar by Buyer or its Affiliates, or any Person acting on its or their behalf, at any time after the Closing; and (iii) any aggravation or exacerbation of Environmental Liabilities known to Buyer arising from soil, groundwater, air or other contamination known to Buyer at any of the Leased Real Properties to the extent that such aggravation or exacerbation results from the actions taken by, or the inactions of, Buyer or its Affiliates or any other Person acting on its or their behalf after the Closing Date, which actions or inactions, in each case, are willful and negligent, it being understood that failure to warn non-Governmental Authority third parties shall not be deemed by itself to be negligent.  For purposes of clause (iii) in the preceding sentence, “known to Buyer” means actual knowledge, without any requirement of investigation, of any employee of Buyer responsible for environmental matters.  The fact that an Environmental Liability is in part a Buyer Environmental Liability under clause (iii) of this Section 1.17 shall not release Seller from any obligation hereunder with respect to the portion of such Environmental Liability that is not a Buyer Environmental Liability and for which Seller is obligated to provide indemnification or share costs hereunder.

1.18.        “Buyer’s International Welfare Plans” shall have the meaning set forth in Section 9.6(d).

1.19.        “Buyer Material Adverse Effect” shall mean any event, change, circumstance or effect that is materially adverse to the ability of Buyer to consummate the transactions contemplated hereby.

1.20.        “Buyer-Triggered ISRA” shall have the meaning set forth in Section 11.1(f).

1.21.        “Buyer’s U.S. Savings Plans” shall have the meaning set forth in Section 9.4(b).

1.22.        “Buyer’s U.S. Welfare Plans” shall have the meaning set forth in Section 9.4(e).

1.23.        “Cap” shall have the meaning set forth in Section 11.3.

1.24.        “cGMP Construction” shall have the meaning set forth in Section 11.1(f).

1.25.        “Claim” shall have the meaning set forth in Schedule 11.2(a).

1.26.        “Closing” shall have the meaning set forth in Section 3.1.

1.27.        “Closing Date” shall have the meaning set forth in Section 3.1.

1.28.        “Closing Net Asset Value” shall have the meaning set forth in Section 3.5(a).

1.29.        “Closing Statement” shall have the meaning set forth in Section 3.5(a).

1.30.        “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.31.        “Collateral Source” shall have the meaning set forth in Section 11.6.

1.32.        “Competition Laws” shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

1.33.        “Constituent Documents” shall mean, with respect to any entity, such entity’s articles of incorporation and by-laws, or other similar documents prescribed by the applicable law of such entity’s jurisdiction of organization.

1.34.        “Contracts” shall mean all leases, subleases, rental agreements, insurance policies, sales orders, licenses, agreements, purchase orders, instruments of indebtedness, guarantees and any and all other oral or written contracts or arrangements; but excluding, in each case, the Distribution Arrangements.

1.35.        “Disclosure Schedule” or “Schedule” shall mean that certain schedule identified as such and delivered by Seller to Buyer pursuant to this Agreement, as the same may be supplemented and updated from time to time pursuant to this Agreement.

1.36.        “Distribution Arrangements” shall mean those arrangements, whether or not such arrangements are binding, and whether written or oral, to which Seller, any of the Asset Transferor Entities or any other Affiliate of Seller is a party relating to the distribution of the products of the Business, including those identified, by distributor and territory, on Schedule 1.36.

1.37.        “Effective Time” shall have the meaning set forth in Section 3.1.

1.38.        “Employees” shall mean the U.S. Employees and the Ex-U.S. Employees.

1.39.        “Encumbrances” shall mean all security interests, liens, pledges, charges, escrows, options, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

1.40.        “Environmental Laws” shall mean all laws, treaties, statutes, ordinances, judgments, decrees, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial (including common law) or administrative interpretations of, any Governmental Authority having jurisdiction over the Assets or the assets or properties of Suplementos Solgar, each as amended or in effect on, prior to or after the Closing Date, relating to the protection or pollution of the environment or natural resources, and human and occupational health and safety

(each to the extent related to the exposure to Hazardous Substances), including without limitation any of the foregoing concerning Hazardous Substances.

1.41.        “Environmental Liabilities” shall mean any and all Losses arising under Environmental Laws (including without limitation the costs of Remedial Action) (whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute or present or arising in the future), asserted against or incurred by an Indemnified Party, including without limitation Losses arising from any of the following conditions or events, regardless of when occurring or arising:  (a) adverse environmental conditions resulting from the presence, Release or Management of Hazardous Substances at, on, in, from or around the Leased Real Property (including, but not limited to, any adverse environmental conditions either on-site or off-site, but only to the extent off-site conditions emanated from the Release or Management of Hazardous Substances at the Leased Real Property) or the other Assets, assets or properties of Suplementos Solgar or Excluded Assets; (b) the off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal of Hazardous Substances Managed or Released at or from the Leased Real Property or the other Assets, assets or properties of Suplementos Solgar or Excluded Assets; or (c) any violation of any Environmental Law by the Business or in connection with the Leased Real Property, the other Assets, assets or properties of Suplementos Solgar or Excluded Assets.  Notwithstanding the foregoing, unless specifically provided to the contrary elsewhere in this Agreement, the term “Environmental Liabilities” shall not include any Losses or other costs or expenses for Remedial Action either:  (x) with respect to asbestos containing materials at the Leased Real Property that are present as of the Closing Date to the extent Remedial Action is not required for such materials pursuant to Environmental Laws as of the Closing Date, or (y) with respect to mold or lead paint at the Leased Real Property that are present as of the Closing Date, but only to the extent Remedial Action is not required pursuant to Environmental Laws for such mold or lead paint as of the Closing Date, or (z) for retrofitting or modifying of any fixtures, machinery or equipment to the extent necessary to comply with changes in Environmental Laws (whether imposed by statutes, regulations or otherwise) which first occur or come into effect after the Closing Date.

1.42.        “Environmental Permits” shall mean the permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws.

1.43.        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.44.        “ERISA Affiliate” of any entity shall mean any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

1.45.        “EU” shall mean the European Union.

1.46.        “European Employees” shall have the meaning set forth in Section 9.5(a).

1.47.        “Excess Loss” shall have the meaning set forth in Schedule 11.2(e).

1.48.        “Excess Settlement Amount” shall have the meaning set forth in Schedule 11.2(e).

1.49.        “Excluded Assets” shall mean the following assets of Seller and its Affiliates (all of which are expressly excluded from the purchase and sale contemplated hereby):  (i) cash, cash equivalents and marketable securities; (ii) amounts included as goodwill for financial statement purposes; (iii) Tax Assets; (iv) intercompany assets described on Schedule 1.49; (v) assets retained pursuant to the provisions of Article 9; (vi) title to or leasehold or other rights or interests in ownership or use of real property, to the extent not included in the Leased Real Property; (vii) personal property located at sites other than the Leased Real Property, including computer equipment, software and software licenses, except to the extent set forth on Schedule 1.10; (viii) all agreements other than the Assumed Contracts; (ix) the Shares (which shall be transferred to Buyer pursuant to Section 2.1) and any and all equity interests in the Asset Transferor Entities and any other Affiliate of Seller; (x) subject to Buyer’s rights under the License Agreement, all Intellectual Property of Seller and its Affiliates, other than Transferred Intellectual Property; (xi) the assets identified on Schedule 1.49; and (xii) all insurance policies set forth on Schedule 4.16 and all rights with respect thereto.  For the avoidance of doubt, it is understood that the term “Excluded Assets” shall relate only to the purchase and sale of the Assets and that, by the operation of law, the assets of Suplementos Solgar shall remain with Suplementos Solgar, subject to (x) allocation of Taxes set forth in Section 7.5, (y) employee and employee benefit matters set forth in Article 9, and the indemnity provisions set forth in Article 11.

1.50.        “Excluded Liabilities” shall mean, subject to the following sentence, all liabilities or obligations of Seller, the Asset Transferor Entities, the Share Transferor Entity and their Affiliates (all of which are expressly excluded from the purchase and sale contemplated hereby) except for the Assumed Liabilities and the other liabilities and obligations for which and to the extent Buyer agrees to provide indemnification or reimbursement to or cost-sharing with Seller and its Affiliates under this Agreement and the Operative Agreements; for the avoidance of doubt, the term “Excluded Liabilities” shall include, without limitation, (x) liabilities to the extent arising out of any breach by Seller or its Affiliates under the Assumed Contracts on or prior to Closing (including any transfer by Seller of any such Assumed Contract at Closing in breach of such Assumed Contract) and liabilities to the extent arising out of any termination of such Assumed Contracts by operation of law as a result of the consummation of the transactions contemplated herein and (y) liabilities to the extent arising out of the matters expressly set forth in paragraphs (1) and (2) in Schedule 4.13(b) (other than, for the avoidance of doubt any liabilities arising out of any mislabeling or misbranding caused by Buyer or any of its Affiliates after the Closing).  Notwithstanding the foregoing, and for the avoidance of doubt, it is understood and agreed that the term “Excluded Liabilities” shall relate only to the purchase and sale of the Assets and that, by operation of law, the liabilities of Suplementos Solgar shall remain with Suplementos Solgar, subject to (x) allocation of Taxes set forth in Section 7.5, (y) employee and employee benefit matters set forth in Article 9, and (z) the indemnity provisions set forth in Article 11.

1.51.        “Ex-U.S. Employees” shall mean all (i) individuals who, on the Closing Date, are employed outside of the United States by Seller and its Affiliates and whose employment and responsibilities relate exclusively to the Business and those individuals who are considered employees of the Business under Applicable Law; and (ii) individuals outside of the United States who are on short-term disability leave, authorized leave of absence or military service or lay-off with recall rights from Seller or their Affiliates as of the Closing Date, and who were employed exclusively in the Business immediately prior to the date the leave, military service or layoff commences.

1.52.        “FDA” shall mean the United States Food and Drug Administration.

1.53.        “FFDC Act” shall have the meaning set forth in Section 4.13(b).

1.54.        “Final Net Asset Value” shall have the meaning set forth in Section 3.5(c).

1.55.        “Financial Statements” shall have the meaning set forth in Section 4.4(a).

1.56.        “Fixtures and Equipment” shall mean all furniture, fixtures, furnishings, machinery, equipment, supplies, computer hardware, and other tangible personal property (other than Inventory and vehicles) used or held for use primarily in the operation of the Business at the Leased Real Property locations or at customers’ or suppliers’ premises on consignment or otherwise used primarily in operation of the Business.

1.57.        “Food and Drug Legal Requirement” shall have the meaning set forth in Section 4.13(a).

1.58.        “GAAP” shall have the meaning set forth in Section 3.5(a).

1.59.        “Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any other country, jurisdiction, municipality or other political subdivision thereof or any supranational organization of sovereign states.

1.60.        “Hazardous Substance” shall mean hazardous or toxic substances, materials or wastes, or pollutants or contaminants, in each case as said terms are defined by Environmental Laws or with respect to which liability or standards of conduct are imposed under any Environmental Law, including without limitation, petroleum or petroleum constituents, asbestos or asbestos-containing material, and polychlorinated biphenyls.

1.61.        “HSR Act” shall have the meaning set forth in Section 7.4.

1.62.        “Indemnifying Party” shall have the meaning set forth in Schedule 11.2(a).

1.63.        “Intellectual Property” shall mean all (i) Patents, (ii) Know-How, (iii) Trademarks, (iv) copyrights, copyright registrations and applications for registration and (v) inventions and all other intellectual property rights whether registered or not.

1.64.        “International Plans” shall have the meaning set forth in Section 9.2(a).

1.65.        “Inventory” shall mean all inventory held for resale, work in process, finished products, shipments in transit, raw materials, spare parts, wrapping, labels, supply and packaging items to the extent related to the Business, together with all rights of Seller and its Affiliates against suppliers of such inventories.

1.66.        “ISRA” shall mean the New Jersey Industrial Site Recovery Act as in effect, at the applicable time, on or prior to the Closing.

1.67.        “ISRA Requirements” shall have the meaning set forth in Section 7.11.

1.68.        “Joint Control Notice” shall have the meaning set forth in Schedule 11.2(a).

1.69.        “Joint Defense Proceeding” shall have the meaning set forth in Schedule 11.2(a).

1.70.        “Know-How” shall mean all product specifications, formulae, ingredients, recipes, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, trade secrets, data, research records, promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

1.71.        “Known Environmental Liabilities” shall mean all Environmental Liabilities arising from or relating to the environmental matters specifically disclosed on Schedule 1.71.

1.72.        “Leased Real Property” shall mean the real property, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto identified on Schedule 1.72.

1.73.        “Leasing Agreement” shall mean the Leasing Agreement to be entered into between Seller and Buyer, substantially in the form of Exhibit A attached hereto, wherein Seller leases the services of certain executives of Seller to Buyer.

1.74.        “License Agreement” shall mean the Know-How License Agreement to be entered into between Seller and Buyer, substantially in the form of Exhibit B attached hereto, wherein Seller non-exclusively licenses to Buyer Know-How used in the Business but not exclusively so.

1.75.        “Losses” shall have the meanings set forth in Section 11.1(a).

1.76.        “Management” and “Managed,” respectively, shall mean the use, processing, distribution, handling, packaging, manufacturing, labeling, generation, treatment, storage, recycling, disposal or arranging for disposal of a Hazardous Substance.

1.77.        “Material Adverse Effect” shall mean any event, change, circumstance or effect that is materially adverse to the business, assets, operations, results of operations or financial condition of the Business, taken as a whole, or the ability of Seller and its Affiliates to consummate the transactions contemplated hereby, other than any event, change, circumstance or effect to the extent relating to (w) fluctuations in the economy in general, (x) developments in general in the industries in which the Business operates (provided that such event, change, circumstance or effect does not affect the Business disproportionately relative to other entities operating in such industry), (y) any outbreak of hostilities or act of terrorism involving the

United States or the United Kingdom, or any declaration of war by the United States Congress, or (z) the announcement of the transactions contemplated by this Agreement or to the identity of Buyer.

1.78.        “Material Contract” shall have the meaning set forth in Section 4.8(a).

1.79.        “Minimum Loss” shall have the meaning set forth in Section 11.3.

1.80.        “Multiemployer Plan” shall mean each U.S. Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

1.81.        “Names” shall have the meaning set forth in Section 7.6.

1.82.        “Net Assets” shall mean the sum of (a) the book value of the Assets and (b) the book value of the total assets of Suplementos Solgar minus the sum of (a) the book value of the Assumed Liabilities and (b) the book value of the total liabilities of Suplementos Solgar.

1.83.        “NFA” shall have the meaning set forth in Section 7.11(b).

1.84.        “NJDEP” shall have the meaning set forth in Section 7.11(b).

1.85.        “Non-Settling Party” shall have the meaning set forth in Schedule 11.2(e).

1.86.        “Notice of Disagreement” shall have the meaning set forth in Section 3.5(b).

1.87.        “Operating Profit” shall mean the amount calculated from the line items set forth on the Statement of Operating Profit of the Business included in the Financial Statements as follows:  Net Sales less the sum of the following:  Cost of Goods Sold (including royalty payments); Marketing; Selling; Storage, Packaging & Shipping; Administrative; Research & Development; and General Expense.

1.88.        “Operative Agreements” shall mean the License Agreement, the Supply Agreement, the Transition Services Agreement and the Leasing Agreement.

1.89.        “Patents” shall mean all patents and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing).

1.90.        “Pension Plan” or “Pension Plans” shall mean an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code, is subject to the funding requirements of Section 412 of the Code and is maintained by Seller or an ERISA Affiliate.

1.91.        “Permitted Encumbrances” shall mean (i) any Encumbrances specifically disclosed in the Financial Statements; (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

 (iii) immaterial mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the ordinary course of business and that are not yet due or delinquent and are immaterial in the aggregate; (iv) liens represented by equipment leases with third parties entered into in the ordinary course of business; and (v) other Encumbrances which, individually or in the aggregate, are not material, do not materially and adversely affect the value, use or enjoyment of the Assets or the assets of Suplementos Solgar and would not be required under GAAP to be reflected on a combined balance sheet of the Business or disclosed in the notes thereto.

1.92.        “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, joint venture or other entity or organization, including a Governmental Authority.

1.93.        “Primary Affiliate Jurisdictions” shall have the meaning set forth in Section 4.13(a).

1.94.        “Primary Control Rights” shall have the meaning set forth in Section 11.1(d).

1.95.        “Purchase Price” shall have the meaning set forth in Section 2.1.

1.96.        “Release” (and with a correlative meaning, “Released”) shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Substances into the environment.

1.97.        “Relevant Parties” shall mean Seller, Suplementos Solgar, the Asset Transferor Entities and the Share Transferor Entity.

1.98.        “Remedial Action” shall mean all actions required to (a) investigate, clean up, remove or treat Hazardous Substances that are present or have been Released; (b) restore or reclaim the environment or natural resources with respect to such presence or Release(s) of Hazardous Substances; (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations and maintenance and monitoring with respect to such presence or a Release, including any monitoring, certifications or filings associated with any Classification Exception Areas (as defined in N.J.A.C. 7:9-6) or other institutional controls, as such are required under ISRA; and (d) prepare and submit any reports or other submissions or other responses required to be provided to or filed with any Governmental Authority in connection with any such activities (including as required under ISRA) and, to the extent necessary or appropriate, respond to any comments from any Governmental Authority in connection therewith; in each case to the extent any of the foregoing are necessary to achieve the Remediation Standard.

1.99.        “Remediation Standard” shall have the meaning set forth in Section 11.4(b).

1.100.      “Retained Environmental Liabilities” shall mean any Environmental Liabilities, whenever arising or occurring and regardless of whether known to Buyer or set forth on any Disclosure Schedule to this Agreement, arising from or relating to (i) the Excluded Assets (other than the Shares) or (ii) the Seller ISRA Requirements.

1.101.      “Securities Act” shall mean the Securities Act of 1933, as amended.

1.102.      “Seller ISRA Requirements” shall have the meaning set forth in Section 7.11(a).

1.103.      “Seller’s Spending Account Plans” shall have the meaning set forth in Section 9.4(f).

1.104.      “Seller’s U.S. Pension Plan” shall have the meaning set forth in Section 9.4(c).

1.105.      “Seller’s U.S. Savings Plan” shall have the meaning set forth in Section 9.1(d).

1.106.      “Settling Party” shall have the meaning set forth in Schedule 11.2(e).

1.107.      “Shares” shall mean all of the outstanding equity interests in Suplementos Solgar.

1.108.      “Share Transferor Entity” shall mean Wyeth Farma S.A., a Spanish corporation.

1.109.      “Spanish Tax Group” shall have the meaning set forth in Section 4.6(b).

1.110.      “Specified Inventory” shall have the meaning set forth in Section 3.5(a).

1.111.      “Straddle Period” shall mean any taxable year or period beginning on or before and ending after the Closing Date.

1.112.      “Suplementos Solgar” shall mean Suplementos Solgar, S.L., a Spanish corporation.

1.113.      “Supply Agreement” shall mean the Supply Agreement to be entered into between Seller, acting by and through its Fort Dodge Animal Health Division, and Buyer, substantially in the form of Exhibit C attached hereto, wherein Buyer supplies certain products of the Business to Seller’s Fort Dodge Animal Health Division following the Closing.

1.114.      “Tax Affiliate” of a Person shall mean any Affiliate of said Person which was included, or includable, in a Tax Return in which such Person was included.

1.115.      “Tax Assets” shall mean all assets comprising receivables, deferred assets or prepayments for Taxes for taxable periods or portions thereof ending on or before the Closing Date; excluding in each case any such asset included within the Final Net Asset Value.

1.116.      “Tax Proceedings” shall have the meaning set forth in Section 7.5(c).

1.117.      “Tax Returns” shall mean all reports, returns, schedules and any other documents filed or required to be filed with respect to Taxes, including all claims for refunds of Taxes.

1.118.      “Tax Sharing Arrangement” shall mean any written agreement or arrangement for the allocation or payment of Taxes or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Suplementos Solgar.

1.119.      “Taxes” (and with correlative meanings, “Tax” and “Taxable”) shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, surcharges and penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

1.120.      “Trademarks” shall mean (i) trademarks, service marks, trade names, trade dress, domain names, labels, logos and all other names and slogans, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto.

1.121.      “Transfer Provisions” shall have the meaning set forth in Section 9.5(c).

1.122.      “Transferred Intellectual Property” shall mean (a) all (i) Patents set forth on Schedule 1.122, (ii) Trademarks set forth on Schedule 1.122 and (iii) registered copyrights, copyright registrations and applications for registration set forth on Schedule 1.122 and all unregistered copyrights used primarily in the operation of the Business and (b) all Know-How used exclusively in the Business; in each case (with respect to clauses (a) and (b) above) which are owned by Seller or any Asset Transferor Entity.

1.123.      “Transition Services Agreement” shall mean the transition services agreement to be entered into between Seller and/or its Affiliates and Buyer substantially in the form of Exhibit D attached hereto; provided, however, that the parties acknowledge and agree that (x) the services and the pricing terms set forth in such Exhibit D (including in the schedules thereto) have not been fully negotiated as of the date hereof but shall be negotiated in good faith prior to Closing based upon the services and pricing terms, and shall be substantially consistent with the principles for determination thereof, as set forth in such Exhibit D (including in the schedules thereto) and (y) the execution and delivery of the Transition Services Agreement, with fully negotiated services and pricing terms included therein, shall be a condition to Closing.

1.124.      “Unknown Pre-Closing Environmental Liabilities” shall mean any Environmental Liabilities to the extent they arise from facts, events or circumstances that existed or occurred on or prior to Closing with respect to the Business, the Leased Real Property or the other Assets or the assets or properties of Suplementos Solgar, other than (i) the Retained

Environmental Liabilities, (ii) the Known Environmental Liabilities and (iii) the matters specifically set forth on Schedule 4.12.

1.125.      “U.S. Benefit Arrangements” shall have the meaning set forth in Section 9.1(b).

1.126.      “U.S. Employee Plans” shall have the meaning set forth in Section 9.1(a).

1.127.      “U.S. Employees” shall mean (i) all individuals who, on the Closing Date, are actively employed in the United States by Seller or their Affiliates and whose employment and responsibilities relate exclusively to the Business; and (ii) all individuals who would have been included in subsection (i) above, if they were actively employed on the Closing Date, but who are on short-term disability leave, authorized leave of absence or military service with recall rights from Seller or their Affiliates as of the Closing Date.

ARTICLE 2

THE ACQUISITION

2.1.          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, (x) Seller shall (and shall cause the Asset Transferor Entities and the Share Transferor Entity to) sell, assign, transfer and deliver to Buyer, and (y) Buyer shall purchase and accept from Seller and such Asset Transferor Entities and Share Transferor Entity, all of Seller’s, each such Asset Transferor Entity’s and Share Transferor Entity’s and their Affiliates’ right, title and interest in, to and under the Assets and the Shares, subject to the Assumed Liabilities, for an aggregate purchase price of One Hundred Fifteen Million Dollars ($115,000,000), payable at Closing, subject to adjustment as provided in Section 3.6 (the price as so adjusted is herein called the “Purchase Price”).

2.2.          Assumption of Liabilities.  With respect to the purchase and sale, assignment, transfer and delivery of the Assets, in addition to payment of the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 3.2(h) upon the terms and subject to the conditions of this Agreement, Buyer will assume at the Closing and be responsible for all of the Assumed Liabilities (and not, for the avoidance of doubt, any of the Excluded Liabilities, which Seller shall retain and for which Seller shall be responsible).

ARTICLE 3

CLOSING; PURCHASE PRICE ADJUSTMENT

3.1.          The Closing.  Unless this Agreement shall have been terminated, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Assets and the Shares and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Wyeth, Five Giralda Farms, Madison, New Jersey 07940 on the fifth (5th) succeeding business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than those to be satisfied at Closing) shall be fulfilled or waived in accordance with this Agreement (and, with respect to such waivers, in accordance with this Section 3.1), or at such other time, date or place as the parties may mutually agree upon in writing (the “Closing Date”).  The parties agree that any waiver of a condition set forth in Section 8.2(a) or 8.3(a) shall be in writing and signed by both parties hereto and any matter set forth as an exception to a condition to Closing in any certificate to be delivered pursuant to Section 8.2(c) or 8.3(c), as the case may be, shall be deemed an acknowledgement that such condition has not been met; provided, however, that the party whose condition to Closing is not satisfied by the matter disclosed may unilaterally waive such condition if such waiving party shall certify in writing that it shall not be entitled to indemnification with respect to such matter.  For the avoidance of doubt, the parties acknowledge and agree that nothing in this Section 3.1 shall be deemed to limit the rights of the parties under Article 8 hereof, including, without limitation, the rights of the parties to refuse to waive any condition set forth in Article 8 (including, without limitation, with respect to any matter or condition disclosed in such certificates to be delivered pursuant to Sections 8.2(c) and 8.3(c)).  At the Closing, the parties to this Agreement will exchange funds, certificates and other documents as specified in this Agreement.  For purposes of this Agreement, the Closing will be treated as if it occurred at 11:59 p.m. (the “Effective Time”) on the Closing Date.

3.2.          Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)           the amount of the Purchase Price specified in Section 2.1 to be paid at Closing, payable by wire transfer of immediately available funds to an account specified in writing by Seller, with such notice to be delivered no less than two (2) business days prior to the Closing Date;

(b)           the certificate by an officer of Buyer required to be delivered pursuant to Section 8.2(c);

(c)           a certificate, signed by an authorized officer of Buyer, certifying (i) the due organization and good standing of Buyer, (ii) the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement and (iii) the incumbency of the officers of Buyer executing this Agreement, the Operative Agreements and the other agreements, instruments or certificates delivered upon the Closing;

(d)           the License Agreement, duly executed by Buyer;

(e)           the Transition Services Agreement, duly executed by Buyer;

(f)            the Supply Agreement, duly executed by Buyer;

(g)           the Leasing Agreement, duly executed by Buyer;

(h)           the bill of sale, assignment and assumption agreement in the form of Exhibit E, which agreement effects Buyer’s assumption under Applicable Law of the Assumed Liabilities; and

(i)            such other instruments and documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect the Closing.

3.3.          Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)           evidence of the transfer of the Shares to Buyer in accordance with Applicable Laws in form and substance reasonably acceptable to Buyer;

(b)           the certificate by an officer of Seller required to be delivered pursuant to Section 8.3(c);

(c)           a certificate, signed by an authorized officer of Seller, certifying (i) the due organization and good standing of Seller, (ii) the authorization of the transactions contemplated by this Agreement and (iii) the incumbency of the officers of Seller executing this Agreement, the Operative Agreements and the other agreements, instruments or certificates delivered upon the Closing;

(d)           the stock books, stock ledgers, minute books and corporate seals of Suplementos Solgar;

(e)           the License Agreement, duly executed by Seller;

(f)            the Transition Services Agreement, duly executed by Seller;

(g)           the Supply Agreement, duly executed by Wyeth, acting through its Fort Dodge Animal Health Division;

(h)           the Leasing Agreement, duly executed by Seller;

(i)            the bill of sale, assignment and assumption agreement in the form of Exhibit E, transferring under Applicable Laws the tangible personal property included in the Assets to Buyer;

(j)            bills of sale, assignments and any other appropriate instruments of sale and conveyance, in the forms of Exhibit F-1, F-2 and F-3, transferring under Applicable Law all Transferred Intellectual Property to Buyer (it being understood and agreed, after Closing, that Buyer, at its own expense, shall prepare any and all individual assignment documents required in the respective countries and record them in the national patent and trademark and other government offices, as applicable, and it further being understood that Seller, as reasonably requested by Buyer, shall execute any documents relating to Transferred Intellectual Property reasonably required for recordation by the national patent and trademark and other government offices in the respective countries);

(k)           such instruments of cancellation and other appropriate documents, in form and substance reasonably acceptable to Buyer and Seller, canceling all loans or other obligations for borrowed money owed by Suplementos Solgar to Seller or any of its Affiliates (other than Suplementos Solgar), duly executed by Seller or such Affiliate, as the case may be;

(l)            letters of resignation executed by the directors of Suplementos Solgar and revocation of all powers of attorney;

(m)          such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may be reasonably necessary to effect the Closing; and

(n)           documentation demonstrating, to Buyer’s reasonable satisfaction,  that Seller has complied with all the obligations for ISRA which, under ISRA, must be completed prior to the Closing Date.

3.4.          Further Assurances.

(a)           From time to time, at Buyer’s or Seller’s request, whether at or after the Closing, Buyer or Seller, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Seller, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer the Assets and the Shares to Buyer and cause Buyer to assume the Assumed Liabilities, and otherwise to carry out the intent of this Agreement and the transactions contemplated by this Agreement.

(b)           Notwithstanding any other provision of this Agreement, to the extent that the assignment of any Assumed Contract to Buyer hereunder shall require the consent of the other party thereto that has not been obtained on or prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof.  Seller will use its commercially reasonable efforts to obtain, and Buyer will cooperate with such efforts to obtain, as promptly as practicable the consent of the other parties to such Assumed Contracts for the assignment thereof to Buyer, provided, however, that neither Seller nor Buyer shall be obligated to make any payment or take any other action detrimental to Seller or Buyer, respectively, or their respective Affiliates to obtain any such consent.  If any such consent is not obtained, Seller shall, and shall cause its Affiliates to, cooperate with Buyer in any arrangement reasonably requested by Buyer to provide for Buyer the benefits under any such Assumed Contract for the duration of its remaining term (without exercise of any extension thereof), including the enforcement at the cost of and for the benefit of Buyer of any and all rights thereunder of Seller or their respective Affiliates against the other party thereto.  To the extent Buyer is provided the benefits of any such Assumed Contract, Buyer shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller or any Affiliate of Seller thereunder and any related liabilities (other than Excluded Liabilities).  Nothing in this Section 3.4(b) is intended to limit Buyer’s rights under Section 8.1(c) or 8.3.

3.5.          Closing Statement.

(a)           As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a draft combined adjusted statement, together with notes thereto, of the Net Assets (which shall include any cash, cash equivalents and marketable securities of Suplementos Solgar, unless any such asset shall have been transferred pursuant to clause (i) of Section 6.2) as of the Effective Time on the Closing Date (the “Closing Statement”) including a schedule based on such Closing Statement setting forth Seller’s calculation of the Net Assets as of the Closing Date (the “Closing

Net Asset Value”).  The Closing Statement shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (as in effect on March 31, 2005), except as set forth in the notes to the Financial Statements or on Schedule 4.4(b) hereto and as such methodology was used by Seller to prepare the statement of Net Assets as of March 31, 2005 included in the Financial Statements, and shall include line items and notes substantially consistent with such statement of Net Assets; provided, however, that (i) the Inventory identified on Schedule 3.5(a) (to the extent still held in inventory at the Closing, the “Specified Inventory”) shall be valued at zero cost for purposes of calculating Closing Net Asset Value and the calculation of Closing Net Asset Value shall include no reserve or accrual with respect to such Specified Inventory and, notwithstanding anything to the contrary in this Agreement, other than pursuant to Section 4.13(b), Seller makes no representation or warranty whatsoever with respect to such Specified Inventory and (ii) Closing Net Asset Value shall not include any reserve or accrual with respect to any Excluded Liability or any liability or obligation for which Seller has agreed to provide indemnification to Buyer under this Agreement.  Buyer shall cause Suplementos Solgar and Buyer’s Affiliates and their respective employees to assist Seller (without reimbursement or compensation from Seller for such assistance) in the preparation of the Closing Statement and shall provide Seller and its independent auditors access, upon reasonable advance notice and at all reasonable times, to the personnel, properties and Books and Records relating to the Business for such purpose, all in a manner that does not unreasonably interfere with the operations of the business of Buyer and its Affiliates.  Buyer and Seller agree not to attempt to influence Employees as to the information provided with respect to the preparation of the Closing Statement.

(b)           If Buyer disagrees with Seller’s calculation of Closing Net Asset Value contained in the Closing Statement, Buyer may, within sixty (60) days after delivery of the Closing Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s alternative calculation of such amount (“Notice of Disagreement”).  Such Notice of Disagreement, if any, shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.  If Buyer does not duly deliver a Notice of Disagreement within said sixty (60) days, then the Closing Statement shall be final and binding on the parties.

(c)           If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 3.5(b), the parties shall, during the thirty (30) days following such delivery, use their diligent efforts in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Asset Value.  If, during such period, the parties are unable to reach agreement on some or all of the disputed items or amounts, they shall promptly thereafter cause a mutually acceptable firm of nationally recognized independent public accountants (the “Accountant”) promptly to review this Agreement, the appropriate Books and Records and the items or amounts remaining in dispute for the purpose of calculating the Closing Net Asset Value.  In making such determination, the Accountant shall consider only those items or amounts in the Closing Statement or Seller’s calculation of Closing Net Asset Value as to which Buyer disagreed in the Notice of Disagreement and that have not been resolved by the parties during the above referenced thirty (30) day period.  The Accountant shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such determination; provided that the Closing Net Asset Value set forth in such determination shall not in any event be more than the Closing Net Asset Value calculated by Seller set forth in the

Closing Statement or less than the Closing Net Asset Value calculated by Buyer set forth in the Notice of Disagreement.  Such report shall be final and binding upon the parties hereto.  The cost of such review and report shall be borne by the parties in direct proportion to the difference between the amount of Closing Net Asset Value asserted by such party and the Final Net Asset Value.  “Final Net Asset Value” shall mean (A) Closing Net Asset Value as shown in Seller’s calculation delivered pursuant to Section 3.5(a) if no Notice of Disagreement with respect thereto is duly and timely delivered, (B) the Closing Net Asset Value agreed upon by the parties pursuant to this Section 3.5(c) or (C) in the absence of such agreement, the Closing Net Asset Value as shown in the Accountant’s report delivered pursuant to this Section 3.5(c).

3.6.          Adjustment of Purchase Price.

(a)           If the amount of Sixty-Four Million Two Hundred Twenty-Seven Thousand Dollars ($64,227,000) (the “Base Net Asset Value”) exceeds the Final Net Asset Value, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6(b), the amount of such excess over the Final Net Asset Value.  If the Final Net Asset Value exceeds Base Net Asset Value, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6(b), the amount of such excess over the Base Net Asset Value.  Any such payment pursuant to this Section 3.6(a) shall be due and payable within ten (10) business days following determination of the Final Net Asset Value in accordance with Section 3.5.

(b)           Any payment made pursuant to this Section 3.6 shall be made by wire transfer or by delivery to the payee of the required amount in immediately available funds.  The payee shall designate its preferred method of payment (and wire instructions, if appropriate) for such purpose at least two (2) days prior to the date of the required payment.  If the payee fails to so designate its preferred method of payment, payment shall be made by certified or official bank check payable in immediately available funds to the order of the payee.  The amount to be paid under this Section 3.6 shall bear interest from and including the Closing Date to and including the date one (1) day prior to payment at a rate per annum equal to the rate publicly announced by JP Morgan Chase Bank in New York, New York as its thirty (30) day LIBOR rate in effect on the Closing Date plus 25 basis points.  Interest shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days for which interest is due.

3.7.          Retention of Certain Rights by Seller and Asset Transferor Entities and Affiliates.  Notwithstanding anything to the contrary contained or suggested in this Agreement, and for the avoidance of doubt, Seller and the Asset Transferor Entities and their Affiliates shall and do hereby retain ownership of and all rights in and to all Intellectual Property (other than the Transferred Intellectual Property) without restriction or limitation, except subject to Buyer’s rights under the License Agreement.  Seller’s and its Affiliates’ retained rights shall include, without limitation, the right to manufacture, distribute, promote, advertise, use, offer for sale and sell products utilizing the Know-How (other than that included in the Transferred Intellectual Property), and the right to use, sell, offer for sale, license, transfer and otherwise dispose of such Know-How (other than that included in the Transferred Intellectual Property), except in each case as restricted or limited by the provisions in the License Agreement or this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1.          Organization; Good Standing; Power; Etc.

(a)           Each of Seller, the Asset Transferor Entities and the Share Transferor Entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.  Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Operative Agreements, and Seller, each of the Asset Transferor Entities and the Share Transferor Entity have all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby, to conduct the Business as now conducted in all material respects and to own, use or lease the Assets, as the case may be.  This Agreement has been duly executed and delivered by Seller and constitutes, and the Operative Agreements when executed and delivered by Seller and/or such Asset Transferor Entities or Share Transferor Entity which are parties thereto, as the case may be, will constitute, legal, valid and binding obligations of Seller and such Asset Transferor Entities or Share Transferor Entity, as the case may be, enforceable against them in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization and except as such enforceability may be limited by other laws of general applicability relating to or affecting the enforcement of creditors’ rights and general principles of equity.  The execution and delivery by Seller, the Asset Transferor Entities and the Share Transferor Entity of the Operative Agreements to which they are party, and the consummation by such Persons of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Persons and no other or further corporate or stockholder proceedings will be necessary for the execution and delivery of such agreements by such Persons, the performance by such Persons of their obligations hereunder and thereunder and the consummation by such Persons of the transactions contemplated hereby and thereby.

(b)           Suplementos Solgar is a corporation duly organized, validly existing and in good standing under the laws of Spain.  Suplementos Solgar has the requisite corporate power and authority to own, operate or lease the assets and properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, in each case in all material respects.

4.2.          Capitalization of Suplementos Solgar.

(a)           As of the date of this Agreement, the authorized and issued capital stock of Suplementos Solgar is as set forth on Schedule 4.2(a) and all shares of such capital stock are validly issued, outstanding, fully paid and non-assessable.  Except as set forth on Schedule 4.2(a), Suplementos Solgar does not own any interest in any corporation, partnership, joint venture or similar Person, including Affiliates of Seller.  Except as set forth on Schedule 4.2(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Suplementos Solgar, Seller or any of Seller’s Affiliates to issue or sell any shares of capital stock of or other equity interests in Suplementos Solgar, or any securities or obligations convertible into or exchangeable for any shares of capital stock of Suplementos Solgar or other equity interests in Suplementos Solgar or obligating Suplementos Solgar to grant, extend, or enter into any such right, agreement, arrangement or commitment.

(b)           Except as set forth on Schedule 4.2(b), there are no outstanding contractual obligations of Suplementos Solgar to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Suplementos Solgar, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)           Except as set forth on Schedule 4.2(c), the Share Transferor Entity is the holder of record of and has good title to the Shares, free and clear of any Encumbrances.  Except as set forth on Schedule 4.2(c), there are no restrictions with respect to the transferability of the Shares.

4.3.          Effect of Agreement.  The execution, delivery and performance by Seller of this Agreement, the execution, delivery and performance by Seller and its Affiliates of the Operative Agreements to which they are party and the consummation by Seller and its Affiliates of the transactions contemplated hereby and thereby, will not require any material notice to, filing with, or consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Section 7.4 hereof or as set forth on Schedule 4.3.  Except as contemplated in Section 7.4 hereof or as set forth on Schedule 4.3, and without giving effect to the first sentence of Section 3.4(b) hereof, neither the execution, delivery and performance of this Agreement by Seller or of the Operative Agreements by Seller and its Affiliates, nor the consummation of the transactions contemplated hereby or thereby will (i) in any material respect, conflict with, violate or result in a breach of or result in the creation of any Encumbrance under or the acceleration or termination of or the creation in any third party of the right to accelerate, terminate, modify or cancel, any Material Contract or any material indenture, Contract, Distribution Arrangement, lease, sublease, loan agreement or note or other material obligation or liability to which Suplementos Solgar is a party or is bound or to which any of the assets of Suplementos Solgar or the Assets are subject, (ii) conflict with, violate or result in a breach of any provision of the Constituent Documents of Seller, the Asset Transferor Entities, the Share Transferor Entity or Suplementos Solgar or (iii) conflict with or violate in any material respect any Applicable Law or Environmental Law or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.4.          Financial Statements.

(a)           Seller has delivered to Buyer or its representatives the following (the “Financial Statements”):  an unaudited combined statement of Operating Profit for the Business for the year ended December 31, 2004, an unaudited combined statement of Operating Profit for the Business for the three months ended March 31, 2005 and an unaudited combined adjusted statement of Net Assets for the Business as of March 31, 2005 (including notes thereto).

(b)           The Financial Statements (and any quarterly financial statements delivered to Buyer pursuant to Section 7.3(b)) (i) have been prepared from the Books and Records of Seller, Suplementos Solgar and the Asset Transferor Entities, (ii) have been prepared in accordance with GAAP (as in effect on December 31, 2004, March 31, 2005 or the date of such quarterly financial statements, as the case may be), except in each case as set forth in the notes therein (other than notes in such quarterly financial statements to be delivered after the date hereof) or on Schedule 4.4(b) and except for the treatment of Specified Inventory (to be treated as described in Section 3.5(a)), and (iii) fairly present, in all material respects, the operating profit and net assets of the Business, as applicable, as at the respective dates thereof and for the periods covered thereby, subject, in the case of the Financial Statements as of and for the three month period ended March 31, 2005 and such other quarterly financial statements, to normal year-end recurring adjustments and the absence of notes thereto.  The Books and Records used in the preparation of the Financial Statements are accurate and complete in all material respects.

(c)           There exist no liabilities or obligations that are individually or in the aggregate material to the Business, whether accrued, absolute, contingent or threatened, which are required under GAAP to be reflected on or reserved for in a balance sheet of the Business or disclosed in the notes thereto (taking into account and subject to, however, the accounting principles and items set forth on Schedule 4.4(b) or reflected in the notes to the Financial Statements), other than (i) as set forth on Schedule 4.4(c) hereto, (ii) liabilities or obligations which are adequately reflected, reserved for or disclosed in the Financial Statements or (iii) liabilities or obligations incurred or arising in the ordinary course of business consistent with past practice from and after March 31, 2005.

4.5.          Absence of Certain Changes and Events.  Except (x) to the extent expressly permitted or contemplated by the terms of this Agreement (including with respect to the Excluded Assets), (y) for Contracts and Distribution Arrangements entered into since March 31, 2005, that are included in the Contracts and Distribution Arrangements listed on Schedule 4.8(a), and (z) for matters listed on Schedule 4.5, since March 31, 2005, (i) the Business has been operated in the ordinary course of business consistent with past practice and (ii) no Material Adverse Effect has occurred and is continuing.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.5, since March 31, 2005, Seller and its Affiliates have not, in relation to the Business:

(a)           suffered any damage, destruction or casualty loss with respect to the Assets or the assets of Suplementos Solgar in excess of $150,000, whether or not covered by insurance or self-insurance;

(b)           sold, leased, assigned, transferred or otherwise disposed of (including, without limitation, transfers to stockholders, holders of ownership interests or any affiliates) any assets of the Business individually or in the aggregate in excess of $150,000, except for the sale of inventory in the ordinary course of business consistent with past practice;

(c)           (i) entered into, amended or terminated any Material Contract or lease of any real property or (ii) entered into any other material Distribution Arrangement or amended or terminated in any material respects any other written Distribution Agreement; in each case other than in the ordinary course of business consistent with past practice;

(d)           implemented any employee layoffs that would require notification under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable foreign, state or local law, regulation or ordinance;

(e)           (i) other than in the ordinary course of business consistent with past practice, made or granted any bonus or any wage, salary or compensation increase to any employee of the Business, (ii) made or granted any material increase in any employee benefit plan or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or (iii) entered into any collective bargaining agreement;

(f)            except as required by changes in GAAP following March 31, 2005, made any material change in (i) the method of accounting, keeping of books of account or accounting practices of the Business or (ii) any inventory or credit practice or policy of the Business or any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or Tax purposes; or

(g)           made any capital expenditures or commitments for capital expenditures related to the Business that aggregate in excess of $100,000 over the current capital expenditure budget, except to the extent required to maintain or replace any damaged or defective items.

4.6.          Taxes.

(a)           Except as disclosed on Schedule 4.6(a), (i) all material Tax Returns relating to the Assets with respect to sales, use and property Taxes required to be filed on or before the date hereof for tax years or periods ending on or before the Closing Date have been timely filed, and all such material sales, use and property Tax Returns are complete and accurate and disclose all material sales, use and property Taxes required to be paid for the periods covered thereby, (ii) all material sales, use and property Taxes shown to be due on such Tax Returns have been timely paid or are being contested in good faith and (iii) no written claim has ever been made by a Governmental Authority to Seller or any of its Subsidiaries in a jurisdiction where Seller or any of its Subsidiaries does not pay sales, use or property Taxes with respect to the Assets that Seller or any of its Subsidiaries is or may be subject to such a sales, use or property Tax with respect to the Assets.

(b)           Except as disclosed on Schedule 4.6(b), (i) the Share Transferor Entity and Suplementos Solgar have filed all material Tax Returns relating to the Business required to be filed on or before the date hereof for tax years or periods ending on or before the Closing Date and all such Tax Returns are complete and accurate and disclose all material Taxes relating to the Business required to be paid by the Share Transferor Entity and Suplementos Solgar for the periods covered thereby; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or are being contested in good faith; (iii) the Share Transferor Entity and Suplementos Solgar have not waived any statute of limitations in respect of Taxes relating to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business; (iv) there is no action, suit, dispute, investigation, audit, claim or assessment pending or, to Seller’s knowledge, proposed with respect to Taxes relating to the

Business of the Share Transferor Entity or Suplementos Solgar; (v) all Tax Sharing Arrangements will terminate on or prior to the Closing Date and Suplementos Solgar will have no liability thereunder on or after the Closing Date; and (vi) Suplementos Solgar (A) has never been a member of an Affiliated Group filing a consolidated federal tax return (other than (x) a group the common parent of which was Seller or (y) for Spanish tax purposes, a group comprised solely of the Share Transferor Entity, Suplementos Solgar, Fort Dodge Veterinaria, S.A. and Fort Dodge Iberica, S.L. (the “Spanish Tax Group”)) and (B) has no liability for Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or under Chapter VII Title VII of Spanish RDL 4/2004 of 5 March 2004; and (vii) Suplementos Solgar has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(c)           Schedule 4.6(c) sets forth the following information with respect to Suplementos Solgar as of the date specified thereon:  (A) the basis of Suplementos Solgar in its assets; (B) the amount of any losses carry forward, unused investment, deductions or other credits or unused Spanish or foreign tax credits allocable to Suplementos Solgar; and (C) any material documents relating to any elections related to Taxes of Suplementos Solgar or income Tax filings of Suplementos Solgar with any Governmental Authority.

(d)           There are no liens for Taxes upon any of the assets of Suplementos Solgar or the Assets except liens relating to current Taxes not yet due and payable or for which adequate reserves are reflected in the books and records of the business in accordance with GAAP.

(e)           Seller and all of its Subsidiaries that are selling real property within the U.S. are not “foreign persons” within the meaning of Section 1445 of the Code.

4.7.          Good Title to and Condition of Assets.

(a)           Suplementos Solgar has good title to, or a valid and binding leasehold interest in, the assets of Suplementos Solgar, and Seller and the Asset Transferor Entities, collectively, have good and valid title to, or a valid and binding leasehold interest in, the Assets (other than Intellectual Property which is addressed in Section 4.9), in each case free and clear of all Encumbrances, except (i) as set forth on Schedule 4.7(a) and (ii) Permitted Encumbrances.  Except as set forth on Schedule 4.7, the Assets, the assets of Suplementos Solgar and the rights granted to Buyer pursuant to this Agreement and the Operative Agreements, and the closing deliveries hereunder and thereunder, constitute, and on the Closing Date will constitute, substantially all of the assets, properties and rights used in or necessary to the conduct of the Business as currently conducted.  Except as set forth on Schedule 4.7, there are no facilities or services which are used in connection with the Assets or the assets of Suplementos Solgar and material to the Business and which are shared with or used in any business or other operations of the Relevant Parties or their Affiliates.  Except as set forth on Schedule 4.7 and for the provision of shared facilities and services described on Schedule 4.7, the Business is not conducted by any Affiliate of Seller other than the Relevant Parties.

(b)           Except as reflected in the Financial Statements or as set forth on Schedule 4.7(b), the tangible assets included in the Assets (including, without limitation, the Fixtures and Equipment and the vehicles included among the Assets, but excluding the Inventory) and the tangible assets of Suplementos Solgar, taken as a whole, are in good and serviceable condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are intended.

4.8.          Contracts.

(a)           Schedule 4.8(a) sets forth a list of the following Contracts and Distribution Arrangements to which Seller, Suplementos Solgar or any Asset Transferor Entity is a party and that relate primarily to the Business (each such contract whether or not so listed, a “Material Contract”):

(i)            all Contracts (excluding Benefit Plans) providing for a commitment of employment for a specified term (or, if written, for an unspecified term) of any employee, including the name and position of each such employee party to such a Contract and the expiration date of each such Contract;

(ii)           all employee, union, work council and employee collective bargaining Contracts or similar Contracts with labor unions;

(iii)          all Contracts with any Person containing any material non-competition provision or covenant, in each case only to the extent related to the Business;

(iv)          all Contracts with any Person creating partnership or joint venture agreements in connection with the Business;

(v)           all “co-packing” and similar Contracts for the manufacture of raw material ingredients or finished goods, whether by or for the Business (except, for the avoidance of doubt, Distribution Arrangements);

(vi)          certain written Distribution Arrangements;

(vii)         all Contracts under which Suplementos Solgar, the Asset Transferor Entities or Seller is licensed or otherwise uses or is permitted to use Intellectual Property which is material to the Business (other than shrink wrap licenses);

(viii)        all leases of the Leased Real Property; and

(ix)           all other Contracts other than (A) purchase orders in the usual and ordinary course of business, (B) any Contract that does not involve the payment or receipt of $200,000 or more per year for any one (1) year or (C) any Contract terminable by any of Seller, Suplementos Solgar, any Asset Transferor Entity or any of their Affiliates party thereto without material penalty upon not more than sixty (60) days notice.

(b)           Except as set forth on Schedule 4.8(b)(i), each Material Contract is a valid and binding agreement and is in full force and effect.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, Seller makes no representation or warranty whatsoever regarding the enforceability of any Distribution Arrangement except for those set forth on Schedule 4.8(a), and in such case only to the extent set forth in this Section 4.8(b); provided that Seller represents and warrants that, to Seller’s knowledge and except as set forth on Schedule 4.8(b)(i), there exists no material dispute under any Distribution Arrangement not identified on Schedule 4.8(a).  Except as otherwise provided on Schedule 4.8(b)(ii), neither Seller nor any of its Affiliates are in material breach or default under any Material Contract which default has not been cured or waived, and Seller has no knowledge that any third party is in material breach or default under any such Material Contract.  Except as described on Schedule 4.8(b)(ii), to Seller’s knowledge, there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default or breach under any Material Contract by any of Seller, Suplementos Solgar or any of the Asset Transferor Entities party thereto or would give rise to any right of termination or acceleration thereunder.  Except as set forth on Schedule 4.8(b)(ii), (i) to Seller’s knowledge, there is no assertion by any third party of any claim of material default or breach under any of the Material Contracts, and (ii) Seller has received no written notice of any such default or breach that is current and continuing.  Complete and accurate copies of all written Material Contracts have been provided or made available to Buyer.  Notwithstanding anything to the contrary herein, and for the avoidance of doubt, Seller makes no representation or warranty whatsoever with respect to the unwritten trademark licenses set forth on Schedule 4.8(a) except that, to Seller’s knowledge and except as set forth on Schedule 4.8(b), there exists no material dispute under any such unwritten trademark license.

(c)           Schedule 4.8(c) sets forth certain information regarding the terms of the material unwritten Distribution Arrangements, which information is true and correct in all material respects.  Except as set forth on Schedule 4.8(c), to Seller’s knowledge, no commitment of territorial exclusivity, minimum term or special compensation or remedies upon termination has been given to the distributors under such Distribution Arrangements; provided, however, that Seller makes no representation or warranty whatsoever with respect to exclusivity (if any) created under or pursuant to Applicable Law of the territory in question or the terminability or consequences of termination under Applicable Law of the territory in question of any such Distribution Arrangement.

4.9.          Intellectual Property Rights.

(a)           Schedule 4.9(a) sets forth a listing of (i) all Patents, registered Trademarks and applications therefor, registered copyrights and applications for copyright registration and design registrations and applications therefor, included in the Transferred Intellectual Property and (ii) all Contracts under which Suplementos Solgar, the Asset Transferor Entities or Seller license or otherwise permit any party to use Transferred Intellectual Property; provided, however, that except as set forth in Section 7.6 but without limiting the generality of Section 3.7, the right to use any Name by Buyer is prohibited and such rights are expressly excluded from the purchase and sale hereunder.

(b)           To the knowledge of Seller, since January 1, 2001, except as set forth on Schedule 4.9(b), (i) no Person has claimed that the conduct of the Business as currently conducted, infringes on or otherwise violates, in any material respect, the Intellectual Property rights of any other Person, (ii) the conduct of the Business, in Seller’s good faith belief, has not infringed on or otherwise violated the intellectual property rights of any other Person and (iii) no Person has challenged or infringed or otherwise violated, in any material respect, either the Transferred Intellectual Property or the Know-How licensed to Buyer by Seller through the License Agreement.

(c)           Except as disclosed on Schedule 4.9(c), one or more of Suplementos Solgar, Seller or the Asset Transferor Entities either (i) owns the entire transferable right, title and interest in and to the Transferred Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances); or (ii) has or have the transferable right to use the same as currently used in the conduct of the Business in all material respects.

(d)           Except as disclosed on Schedule 4.9(d), Seller, Suplementos Solgar and the Asset Transferor Entities are not in breach of or default under any material provision of any material agreement, commitment, contractual understanding, license, sublicense, assignment or indemnification which relates to any of the Transferred Intellectual Property and they have not taken any action which would reasonably be expected to materially and adversely affect their rights in the Transferred Intellectual Property.

(e)           Except as disclosed on Schedule 4.9(e), there is no pending opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Patents and Trademarks listed on Schedule 4.9(a) or against any other Intellectual Property included in the Transferred Intellectual Property nor, to Seller’s knowledge, has Seller or any Relevant Party been threatened with the same.  All trademark registrations set forth on Schedule 1.122 for trademarks used in the Business as currently conducted are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, canceled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.

4.10.        Litigation and Claims.

(a)           Except as set forth on Schedule 4.10(a), and except for matters relating to Taxes (as to which no representation or warranty is made except as set forth in Section 4.6), there is no material civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Seller, threatened by or against Suplementos Solgar, the Asset Transferor Entities or Seller (to the extent related to the conduct of the Business).

(b)           Except as set forth on Schedule 4.10(b), and except for matters under Environmental Laws or relating to the environmental condition of the Leased Real Property or the properties of Suplementos Solgar (as to which no representation or warranty is being made except as set forth in Section 4.12) and except for food and drug regulatory matters (as to which no representation and warranty is being made except as set forth in Section 4.13) and except for matters relating to Taxes (as to which no representation or warranty is made except as set forth in Section 4.6), none of Seller, Suplementos Solgar or the Asset Transferor Entities is subject to any material order, writ, judgment, award, injunction, consent decree or decree of any court or Governmental Authority or any arbitrator or arbitrators (as to Seller and the Asset Transferor Entities, to the extent related to the conduct of the Business).

4.11.        Compliance with Law; Applicable Permits.  Except as set forth on Schedule 4.10 or Schedule 4.11, and except for matters relating to Taxes (as to which no representation or warranty is made except as set forth in Section 4.6), and except for matters under Environmental Laws or relating to the environmental condition of the Leased Real Property or the properties of Suplementos Solgar (as to which no representation or warranty is made except as set forth in Section 4.12), and except for food and drug regulatory matters (as to which no representation and warranty is being made except as set forth in Section 4.13), the Business is being and since January 1, 2003 has been conducted in material compliance with all Applicable Laws, including, without limitation, those relating to foreign corrupt practices, export controls, anti-boycott prohibitions and human and occupational health and safety (except in each case to the extent related to exposure to Hazardous Substances).  Seller, Suplementos Solgar and the Asset Transferor Entities have all material Applicable Permits necessary to conduct the Business as currently conducted and to own the Assets and the assets of Suplementos Solgar.  Schedule 4.11 contains an accurate and complete list of all such material Applicable Permits, setting forth the grantor, grantee, the function and expiration and renewal date of each.  There are no proceedings pending or, to the knowledge of Seller, threatened which may result in the revocation, cancellation or suspension of any such material Applicable Permits.  Except as set forth on Schedule 4.11, Seller and its Affiliates are and since January 1, 2003 have been in material compliance with the terms and requirements of such material Applicable Permits.  On May 26, 2005, Suplementos Solgar submitted a registration letter with the Agencia de Proteccion de Datos for re-registration of Suplementos Solgar’s data bases.

4.12.        Environmental Matters.  Except as disclosed on Schedule 4.12:

(a)           Seller, Suplementos Solgar and the Asset Transferor Entities have obtained those material Environmental Permits necessary for the conduct of the Business as currently conducted and are in material compliance with such permits, and there are no proceedings pending or, to the knowledge of Seller, threatened to revoke, modify, terminate or cancel such Environmental Permits, and there is no material past non-compliance with such Environmental Permits that has not been resolved, including the payment of fines and penalties with respect thereto.  A list of such Environmental Permits is disclosed on Schedule 4.12(a);

(b)           Suplementos Solgar and, to the extent related to the Business, Seller and the Asset Transferor Entities (i) have not received any written notice, citation, summons or order, (ii) have not been served with any complaint, (iii) have not been assessed any outstanding penalty or, to the knowledge of Seller, threatened with any judgment, decree or order, and (iv) to the knowledge of Seller, are not subject to any pending investigation or review by any Governmental Authority or other Person, in each case which alleges a material violation of or a material liability under any Environmental Law and that has not been resolved, corrected and settled in all material respects, including the payment of any fines and penalties with respect thereto;

(c)           Suplementos Solgar and, to the extent related to the Business, Seller and the Asset Transferor Entities are in material compliance with applicable

Environmental Laws, and there is no material past non-compliance which has not been resolved, including the payment of fines and penalties with respect thereto;

(d)           To the knowledge of Seller, none of the Leased Real Property or the properties of Suplementos Solgar includes any of the following: (i) underground or aboveground storage tanks; (ii) friable or damaged asbestos-containing material in any form or condition; (iii) electrical equipment containing polychlorinated biphenyls; or (iv) any impoundments, landfills or waste disposal areas;

(e)           Neither Suplementos Solgar, and to the extent related to the Business, Seller and the Asset Transferor Entities nor any of their respective predecessors in interest or Affiliates has assumed or retained by contract or agreement any material liability for Remedial Action or any other material liability or material obligation of any other Person arising under any Environmental Laws.

(f)            Schedule 4.12(f) lists all off-site disposal or treatment facilities to which Seller has sent hazardous waste (as defined by RCRA) for disposal or treatment during the last five (5) years in the United States.

(g)           Seller has provided or made available to Buyer copies of any material non-privileged environmental reports, investigations, assessments and audits relating to the Leased Real Property, the Assets, the assets and properties of Suplementos Solgar or the Business, in each case, in Seller’s possession or reasonable control.

This Section 4.12 contains all of the representations and warranties of Seller with respect to matters arising under or relating to any Environmental Laws, and no other representations or warranties are made in or relating to this Agreement with respect to any such matters.

4.13.        Regulatory Matters.

(a)           Except as set forth on Schedule 4.13(a) or as disclaimed below, (i) Seller and its Affiliates are conducting the Business in the United States, the United Kingdom, Spain, Mexico, Canada, Australia, New Zealand, and South Africa (the “Primary Affiliate Jurisdictions”) in material compliance with all Food and Drug Legal Requirements that are applicable to the conduct or operation of the Business in the Primary Affiliate Jurisdictions (including, without limitation, with respect to restrictions on potencies of products of the Business imposed by such Food and Drug Legal Requirements, and with respect to registration of products of the Business with Governmental Authorities, in each case as required by such Food and Drug Legal Requirements), and (ii) neither Seller nor any Affiliates has received, at any time since January 1, 2003, any notice or other written communication from any Governmental Authority or any other Person regarding any actual or alleged material failure to comply with, any Food and Drug Legal Requirement applicable to the conduct or operation of the Business in the Primary Affiliate Jurisdictions.  None of Suplementos Solgar or the Asset Transferor Entities is subject to any material order, writ, judgment, award, injunction, consent decree or decree of any court or Governmental Authority or any arbitrator or arbitrators naming Suplementos Solgar or any Asset Transferor Entity and relating to the conduct of the Business pursuant to any Food and Drug Legal Requirement.  As used herein, “Food and Drug Legal

Requirement” means any Applicable Law in any Primary Affiliate Jurisdiction regulating the products of the Business as dietary supplements.  Seller and its Affiliates make no representation or warranty whatsoever, and expressly disclaim any statement to the contrary, regarding compliance with any Applicable Law regulating the products of the Business as, or in a manner similar to, pharmaceutical and/or drug products, or with respect to any post-Closing change or development in, or in the application, administration, or interpretation of, any Applicable Law that may, after the Closing, occur, be announced, or be implemented, including, without limitation, with respect to the regulation of the products of the Business as, or in a manner similar to, pharmaceutical and/or drug products; provided, however, that the foregoing disclaimer is not intended to limit any representation made elsewhere in this Agreement by Seller as of the date hereof regarding current compliance with Applicable Law (other than the retroactive application of any post-Closing change or development in, or in the application, administration, or interpretation of, any Applicable Law).

(b)           Except as set forth on Schedule 4.13(b), the raw materials and finished product of Seller and its Affiliates constituting Inventory (i) are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “FFDC Act”), or within the meaning of any Applicable Law in effect in the Primary Affiliate Jurisdictions and within which the definitions of adulteration or misbranding are substantially the same as those contained in the FFDC Act, and (ii) may be introduced into interstate commerce without material violation of the provisions of Section 404, 505 and 512 of the FFDC Act.

(c)           Except as set forth on Schedule 4.13(c), Seller and its Affiliates are operating, and at all times since January 1, 2003, have operated, the leased manufacturing facilities located in Leonia and Lyndhurst, New Jersey in compliance in all material respects with the applicable Good Manufacturing Practices as promulgated by the FDA relating to the manufacture of dietary supplements.

4.14.        Accounts Receivable.  Except as set forth on Schedule 4.14, the Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and (v) are not the subject of any pending legal proceedings brought by or on behalf of Seller or any of its Affiliates.

4.15.        Labor Matters.  Schedule 4.15 sets forth a list of the employees of the Business as of the date of this Agreement that, upon the Closing Date and assuming that there has been no change in such employee’s employment status with the Business, would be classified as “Employees.”  Except as disclosed on Schedule 4.15, to the extent related to the Business (i) Suplementos Solgar and Seller and the Asset Transferor Entities are not party to any collective bargaining agreement, (ii) Suplementos Solgar and Seller and the Asset Transferor Entities are not subject to any pending unfair labor practice proceedings with employees or any labor or other collective bargaining unit representing employees and to Seller’s knowledge there has been no charge of discrimination with respect to the Business or the Employees filed against Seller or its Affiliates with the Equal Employment Opportunity Commission or similar

Governmental Authority, (iii) there is no pending or, to Seller’s knowledge, threatened strike, slowdown or work stoppage involving the employees, (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending and (v) there is no lockout of any employees by Seller or its Affiliates.

4.16.        Insurance.  Schedule 4.16 sets forth a complete and correct list and description, as of the date hereof, of all insurance policies insuring the Assets, the assets of Suplementos Solgar or the Business, as well as a list of all pending claims with any insurance company (other than employee claims for health, medical and dental coverage) and instances of denial of coverage of Seller or its Affiliates related to the Business by any insurance company.  As of the date hereof, all such insurance policies are in full force and effect and Seller is not in default or breach of any such policy.  Seller has not received any notice of non-renewal, cancellation or intent to cancel or not renew with respect to such policies.

4.17.        Broker’s Fees.  Except for the retention of UBS Securities LLC, the fees and expenses of which will be paid by Seller in accordance with Section 7.1, Seller and its Affiliates have not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.18.        No Other Representations or Warranties; Disclosure.  Except for the representations and warranties of Seller expressly set forth in this Article 4, Article 9 or elsewhere in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or otherwise in respect of the Business.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representation or warranties made by Seller in this Article 4, Article 9 or elsewhere in this Agreement, Seller makes no representation or warranty to Buyer with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, expenses, expenditures, results of operations (or components thereof), cash flows or financial condition (or any component thereof) or the Business or Suplementos Solgar or the future business or operations of the Business or Suplementos Solgar or (b) any other information or other documents made available to Buyer or its counsel, accountants or other advisors with respect to the Business or Suplementos Solgar, except as expressly covered by a representation or warranty contained in this Article 4, Article 9 or elsewhere in this Agreement.

4.19.        Affiliate Transactions.  Except as included in the Assets or disclosed on Schedule 4.19, (i) neither Seller nor any Affiliate of Seller (other than Suplementos Solgar) provides or causes to be provided any assets, services, facilities or guarantees used in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services, facilities or guarantees to Seller or any such Affiliate (other than Suplementos Solgar).

4.20.        Real Property Leases.  Except as set forth on Schedule 4.20:

(a)           the Leased Real Property is the only real property used by Seller or its Affiliates in the Business.  Schedule 1.72 contains a true and correct list of the Leased Real Property;

(b)           Seller or an Affiliate has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term thereof subject to the terms of the applicable lease and Applicable Law.  To the knowledge of Seller, no event has occurred and is continuing that would prevent exercise of renewal options under any such real property lease in accordance with the terms of such options;

(c)           Seller has made available to Buyer prior to the execution of this Agreement true and complete copies of all such real property leases (including any amendments and renewal letters) and, to the extent in Seller’s possession, all certificates of occupancy, surveys and similar documents, and all amendments thereof, with respect to the Leased Real Property;

(d)           there is no other tenant or other party (other than landlords of the Leased Real Property) in possession of any of the Leased Real Property; and

(e)           to Seller’s knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of the Leased Real Property.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1.          Organization; Good Standing; Power; Etc.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Operative Agreements, and Buyer has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes, and the Operative Agreements when executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization and except as such enforceability may be limited by other laws of general applicability relating to or affecting the enforcement of creditors’ rights and general principles of equity.  The execution and delivery by Buyer of the Operative Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other or further corporate or stockholder proceedings will be necessary for the execution and delivery of such agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby.

5.2.          Broker’s Fees.  Except for the retention of Bank of America Securities, the fees and expenses of which will be paid by Buyer pursuant to Section 7.1, none of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

5.3.          Consents and Approvals; No Violations.  The execution, delivery and performance by Buyer of this Agreement, the execution, delivery and performance by Buyer of the Operative Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, will not require any material notice to, filing with, or consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Section 7.4 hereof or as set forth on Schedule 5.3 hereto.  Except as contemplated in Section 7.4 hereof or as set forth on Schedule 5.3 hereto, neither the execution, delivery and performance of this Agreement by Buyer or of the Operative Agreements by Buyer, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, violate or result in a breach of any provision of the Constituent Documents of Buyer or (ii) conflict with or violate in any material respect any law, rule or regulation of any state, the United States or any foreign country or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority currently in effect that is binding upon Buyer or any of its subsidiaries or any of their respective assets or properties.

5.4.          Financial Capability; Solvency.

(a)           At Closing, Buyer will have sufficient funds to purchase the Assets and the Shares, assume the Assumed Liabilities and to perform its obligations under this Agreement and the Operative Agreements then to be performed and to consummate the transactions contemplated hereby and thereby, all subject to the conditions contemplated by this Agreement.

(b)           Immediately after giving effect to the acquisition of the Assets and the other transactions contemplated by this Agreement (including, without limitation, any financing being entered into in connection therewith), and assuming the truth of Seller’s representations and warranties and performance of its obligations hereunder (i) the fair saleable value (determined on a going concern basis) of the assets of Buyer and its subsidiaries will be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (ii) Buyer and its subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due and (iii) Buyer and its subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(c)           In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Business.

5.5.          Securities Act.  Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state or foreign securities law.  Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state or foreign securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state and foreign securities laws and regulations as applicable.

5.6.          No Other Representations or Warranties.  Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE CLOSING

6.1.          Conduct of Business Pending the Closing.  Except as disclosed on Schedule 6.1, Seller and Buyer agree that, prior to the Closing, unless Buyer shall otherwise consent in writing (which consent Buyer shall not unreasonably withhold) or as otherwise contemplated by this Agreement (including with respect to the Excluded Assets) the following provisions shall apply:

(a)           The Business shall be conducted only in the ordinary course of business and consistent with past practice;

(b)           No Relevant Party shall pledge, dispose of or encumber any of the Assets, the assets of Suplementos Solgar (other than Excluded Assets) or the Shares other than in the ordinary course of business and consistent with past practice;

(c)           Seller shall cause Suplementos Solgar not to do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of Suplementos Solgar or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) amend or propose to amend its Constituent Documents; (iii) split, combine or reclassify any shares of its capital stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock; (v) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person or make any loans or advances or enter into any other transaction, except the occurrence of intercompany loans or the making of intercompany advances in the ordinary course of business consistent with past practice and except for advances to employees for expenses in the ordinary course of business and consistent with past practice; or (vi) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, notwithstanding anything to the contrary contained in this Agreement, that Seller and its Affiliates shall continue to have the right to withdraw cash from Suplementos Solgar, either in the form of a dividend or in the form of a cash advance, and, correspondingly, to provide cash to Suplementos Solgar, either in the form of a contribution to capital or an intercompany loan, in a manner consistent with their past practice and the cash management programs maintained generally for their Affiliates.  Buyer acknowledges that Seller may transfer by way of a dividend or otherwise cash, cash equivalents, marketable securities and other financial instruments as well as any other Excluded Assets out of Suplementos Solgar prior to Closing and, it is intended that, to the extent practicable, the Excluded Assets relating to Suplementos Solgar will be transferred out of Suplementos Solgar by way of dividend or otherwise prior to Closing as contemplated by Section 6.2;

(d)           Seller shall cause Suplementos Solgar not to, and to the extent primarily related to the Business, Seller, the Asset Transferor Entities and the Share Transferor Entity shall not, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities of any other individual or entity; (ii) acquire any assets for a value in excess of $100,000 in the aggregate other than pursuant to the current capital expenditure budget of the Business and other than purchases in the ordinary course of business; or (iii) authorize or propose any of the foregoing or enter into or modify any contract, agreement, or commitment or arrangement with respect to any of the foregoing;

(e)           Except as otherwise contemplated by this Agreement, Seller shall cause Suplementos Solgar not to, and to the extent primarily related to the Business, Seller, the Asset Transferor Entities and the Share Transferor Entity shall not, adopt or amend any U.S. Employee Plan, U.S. Benefit Arrangement or International Plan or increase or pay any benefit not required by any existing U.S. Employee Plan, U.S. Benefit Arrangement or International Plan, or take any action described in Section 4.5(e), other than (i) in the ordinary course of Seller’s business in a manner generally applicable to employees of Seller and not in particular to employees of the Business, (ii) in accordance with any such amendments, increases or other changes that are scheduled as of the date hereof to go into effect as of January 1, 2006, as identified on Schedule 6.1(e)(ii), (iii) as may be required by a Governmental Authority, by Applicable Law or any agreement, in each case as described on Schedule 6.1(e)(iii), (iv) as previously agreed in writing by Buyer or (v) as described on Schedule 6.1(e)(v);

(f)            None of Seller, the Asset Transferor Entities and Suplementos Solgar shall waive, release, grant or transfer any rights with respect to any Transferred Intellectual Property, or modify or change in any material respect or terminate any existing Material Contract or any other material Distribution Arrangement (including modifying the amount to be paid, or modifying or extending the terms relating to payment, under any such Material Contract or other material Distribution Arrangement), or enter into any Material Contracts or Distribution Arrangements, in each case, other than in the ordinary course of business;

(g)           None of Seller, the Asset Transferor Entities and Suplementos Solgar shall, except as disclosed on Schedule 6.1(g), grant any bonuses, commissions, prizes or similar forms of remuneration to any employee of the Business, any general increase in the rates of salaries or compensation or any specific increase to any employee of the Business or enter into any employment agreement, except such as are (i) in accordance with regularly scheduled periodic increases or existing bonus plans, policies or programs, (ii) required under Applicable Law or collective bargaining or labor agreements, or (iii) previously agreed to in writing by Buyer;

(h)           The Relevant Parties shall use commercially reasonable efforts to maintain in effect all insurance policies (or similar substitute policies or self-insurance), all Contracts and Distribution Arrangements and all Applicable Permits and Environmental Permits held by or on behalf of any Relevant Party that are necessary to carry on the Business substantially in the manner conducted by it as of the date hereof;

(i)            Seller shall not change its method of accounting for the Business (except in any case as required by changes in GAAP);

(j)            Except to the extent required by Applicable Law, Seller shall (i) cause the Business Books and Records to be maintained in a manner consistent with past practice and (ii) not permit any material change in any financial reporting, inventory or credit practice or policy of the Business that would adversely affect the Business, the Assets, the assets or properties of Suplementos Solgar or the Assumed Liabilities;

(k)           Seller shall not, and shall not permit any other Relevant Party to, engage in any transaction with respect to the Business, the Assets or the assets or properties of Suplementos Solgar with any officer, director or Affiliate of Seller, outside the ordinary course of business consistent with past practice; and

(l)            Seller shall not and not permit any of its Affiliates to enter into any contract to do any of the foregoing.

6.2.          Permitted Actions.  Notwithstanding any other provisions herein to the contrary, prior to the Closing, Seller and its Affiliates shall be permitted, but not required, to (i) cause Suplementos Solgar to transfer by way of dividend or otherwise to Seller or any of its Affiliates, as the case may be, all Excluded Assets including, but not limited to, any cash, cash equivalents or marketable securities held by Suplementos Solgar from time to time up to and including the Closing Date, (ii) cause the Business or Suplementos Solgar to satisfy or discharge any intercompany accounts and (iii) cause the Business or Suplementos Solgar to repay obligations for borrowed money, whether pursuant to the issuance of commercial paper or otherwise, of the Business or Suplementos Solgar.  For purposes of this Section 6.2, intercompany accounts shall mean receivables, assets, payables and liabilities between the Business (including Suplementos Solgar), on the one hand, and Seller and any of its Affiliates (other than Suplementos Solgar), on the other hand.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1.          Expenses.  Except as otherwise provided in this Agreement, all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a party, including without limitation any brokers referred to Sections 4.17 and 5.2, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

7.2.          Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, to satisfy the mutual conditions to the obligations of Buyer and Seller set forth in Section 8.1(a) of this Agreement and to cooperate with each other in connection with the foregoing, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) to use all commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iv) to use all commercially reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated hereby, in each case including, without limitation, to dispose of any assets necessary to obtain the consent of any applicable Governmental Authority.  Subject to the terms and conditions herein provided, Seller agrees to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the obligations of Buyer contained in this Agreement, and Buyer agrees to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the obligations of Seller contained in this Agreement.

7.3.          Access to Information.

(a)           Prior to the Closing, Seller shall, and shall cause its Affiliates to, afford the officers, employees, representatives, lenders and agents of Buyer reasonable access to the facilities and employees of the Business and the records of Seller and its Affiliates relating to the Business (but not including confidential personnel records) during normal business hours and in a manner that will not unreasonably disrupt the operation of the Business.  Seller shall, and shall cause its Affiliates to, furnish Buyer with such additional financial, operating and other data and information as Buyer may reasonably request, and otherwise cooperate and assist, to the extent reasonably requested by Buyer, in Buyer’s investigation of the properties, assets and financial condition of the Business.  In connection therewith, the parties will comply with the terms of the confidentiality agreement, dated September 30, 2004 between Buyer and Seller, which agreement shall survive the termination of this Agreement in accordance with its terms.  In addition, access may be limited, if necessary, by Applicable Law, contractual obligations entered into prior to the date hereof, or preservation of privilege.

(b)           As promptly as practicable and in any event no later than thirty (30) days after the end of each fiscal quarter of the Business ending after the date hereof and before the Closing Date (other than the fourth quarter) or sixty (60) days after the end of any fiscal year of the Business ending after the date hereof and before the Closing Date, as the case may be, Seller will deliver to Buyer true and correct copies of regularly prepared, unaudited statements of operating profit for the Business and net assets for the Business, in each case as of and for the fiscal quarter and portion of the fiscal year then ended, or the fiscal year then ended, as the case may be, together with notes, if any, relating thereto.

(c)           Until the Closing, the parties hereto will comply with the confidentiality agreement, dated September 30, 2004, between Seller and Buyer.  Following the Closing, such confidentiality agreement shall terminate and each party hereto will hold, and will cause its Affiliates, and use its commercially reasonable efforts to cause its and their respective representatives, to hold, in confidence from any Person (other than any such Affiliate or representative), unless (i) compelled to disclose by judicial, administrative or other legal process or by other requirements of Applicable Law or (ii) disclosed in a legal proceeding brought by a party hereto to enforce its rights or in the exercise of its remedies hereunder, for a period of five

(5) years following the Closing, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to the disclosing party hereto to keep such documents and information confidential; provided that the restrictions in this sentence will not apply to Buyer’s use of the documents and information concerning the Assets, the assets and properties of Suplementos Solgar and the Business transferred to Buyer by Seller hereunder.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives.

7.4.          Filings and Authorizations.  Seller and Buyer have filed or supplied or will, as promptly as practicable, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to any Competition Laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the transactions contemplated by this Agreement and the Operative Agreements.  As promptly as practicable, (a) Seller and Buyer will make, or cause to be made, and shall cooperate with the other in making or causing to be made all such other filings and submissions under laws, rules and regulations applicable to them, or to any Affiliate, as may be reasonably required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and the Operative Agreements, and (b) Buyer and Seller will use their reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their Affiliates, in order for them so to consummate such transactions.  Buyer shall pay any fee required to be paid pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.

7.5.          Tax Matters.

(a)           Liability for Taxes.

(i)            Except for Buyer’s portion of Taxes described in Section 7.5(a)(v) or for Taxes included in the Final Net Asset Value, Seller shall be liable for, and shall indemnify and hold Buyer harmless against, all (A) Taxes relating to the Assets for any taxable year or period that ends on or before the Closing Date, and (B) Taxes imposed on Suplementos Solgar directly or as a member of the Spanish Tax Group, as regulated under Chapter VII Title VII of Spanish RDL 4/2004 of 5 March 2004, for any taxable year or period that ends on or before the Closing Date and, in each case (A) and (B), with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Suplementos Solgar and any of Seller’s Tax Affiliates).

(ii)           Except for Seller’s portion of Taxes described in Section 7.5(a)(v), Buyer shall be liable for, and shall indemnify and hold Seller harmless against, all (A) Taxes relating to the Assets for any taxable year or period that begins after the Closing Date, and (B) Taxes imposed on Suplementos Solgar for any taxable year or period that begins after the Closing Date and, in each case (A) and (B), with respect to any Straddle Period, the portion of such Straddle Period beginning on the day after the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Suplementos Solgar and any of Buyer’s Tax Affiliates).

(iii)          For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day after the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended on the Closing Date and the other which began on the day after the Closing Date, and items for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the applicable party were closed at the close of business on the Closing Date, provided, however, that (A) in the case of Taxes that are imposed on a periodic basis and measured by the amount, value or level of any item other than income, such items shall be allocated on a pro rata per diem basis and (B) extraordinary items described in Treas. Reg. §1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account.

(iv)          For purposes of paragraphs (a)(i) and (a)(ii), where, under applicable law, a taxable year or period ends as a result of the purchase of the Shares pursuant to this Agreement, items of income, gain, deduction, loss or credit shall be allocated between such taxable year or period and the following taxable year or period in a manner consistent with the rules in Treas. Reg. §1.1502-76(b).

(v)           Seller and Buyer shall each be liable for, and shall indemnify the other against, 50% of all sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by Article 2 of this Agreement; provided, however, that any and all value-added and similar Taxes shall be the responsibility of, and shall be paid by, Buyer.  Buyer and Seller shall fully cooperate in timely completing and filing with the appropriate taxing authority all forms necessary to qualify for any and all exemptions to sales Taxes and value added Taxes.  It is the intention of Seller and Buyer that the transactions contemplated by Article 2 of this Agreement constitute the sale of a business and that the transactions qualify for all applicable exemptions from value-added Taxes and state and local sales and use Taxes, and neither Seller nor Buyer shall take any inconsistent position in any Tax Return.   Without limiting the generality of the foregoing, following the date hereof, Buyer and Seller shall each, as promptly as practicable, take all reasonable efforts to notify and request confirmation in writing from H.M. Revenue and Customs that value added Taxes are not chargeable on the sale of the business in the United Kingdom under the provisions of Value Added Tax (Special Provisions) Order 1995 (S.I. 1995, No 1268, Art 5).

(vi)          Unless reflected in Final Net Asset Value, Buyer shall pay to Seller the amounts of any refund, abatement or credit of Taxes received by Buyer from a Governmental Authority related to the Business which are attributable to (A) any taxable period that ends on or before the Closing Date, (B) in the case of any Straddle Period the amount of the refund, abatement or credit of Taxes received by Buyer from a Governmental Authority attributable to the portion of the Straddle Period ending on the Closing Date consistent with the principles of Section 7.5(a)(iii), or (C) Taxes for which Seller has previously indemnified Buyer.  Notwithstanding the foregoing, Buyer shall not be obligated to pay Seller the amount of any refund, abatement or credit of Taxes that is reflected in the Final Net Asset Value.  Seller shall pay to Buyer the amounts of any refund, abatement or credit of Taxes received by Seller from a Governmental Authority related to the Business which are attributable to (A) any taxable period that begins after the Closing Date, (B) in the case of any Straddle Period the amount of the refund, abatement or credit of Taxes received by Seller from a Governmental Authority attributable to the portion of the Straddle Period beginning on the day after the Closing Date consistent with the principles of Section 7.5(a)(iii), or (C) Taxes for which Buyer has previously indemnified Seller.

(b)           For all taxable years or periods ending on or before the Closing Date, Seller shall prepare and file, or cause to be prepared and filed, when due all Tax Returns with respect to Suplementos Solgar and shall timely remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns; provided, however, that with respect to such Tax Returns that are due after the Closing Date, Seller shall prepare and present, or cause to be prepared and presented, such Tax Returns (or in the case of a consolidated, combined or unitary Tax Return, a pro forma Tax Return reflecting the Taxes with respect to the Business) to Buyer for review and comment on the Closing Date or at least five (5) days before the date on which such Tax Returns are required to be filed (or, in the case of Tax Returns related to income Taxes, at least twenty-five (25) days before the date on which such Tax Returns are required to be filed), whichever is later, and shall consider in good faith any suggestion or comments made by Buyer with respect to such Returns.  For the avoidance of doubt, nothing in this Agreement shall require Seller or any Affiliate of Seller to disclose any Tax Returns or other information other than those which are related solely to the Business.  For all Straddle Periods and taxable years or periods beginning after the Closing Date, Buyer shall prepare and file, or cause to be prepared and filed, when due all Tax Returns with respect to Suplementos Solgar and shall timely remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns.  Seller shall pay to Buyer in sufficient time for Buyer to pay the appropriate Governmental Authority, the portion of the Tax liability attributable to Seller on such Straddle Period Tax Returns as determined pursuant to Section 7.5(a).  Buyer shall not amend any Tax Return filed by Seller or make any Tax election that would affect the Tax liability of (i) Suplementos Solgar, with respect to any Straddle Period or any taxable years or periods ending on or before the Closing Date, or (ii) Seller or any of Seller’s Tax Affiliates, in each case (i) and (ii), without the prior written consent of Seller, which consent shall not be unreasonable withheld; provided, however, Buyer shall be entitled to make an election under Section 338 of the Code (or any similar provision under the laws of Spain) or an election to treat Suplementos Solgar as a pass-through entity for U.S. or Spanish Tax purposes without Seller’s consent.  Buyer will file all Tax Returns with respect to Straddle Periods in accordance with Seller’s past practice (except as required by law).  Buyer shall prepare and present such Straddle Period Tax Returns to Seller for review and comment at least five (5) days before the date on which such Tax Returns are required to be filed (or, in the case of Tax Returns related to income Taxes, at least twenty-five (25) days before the date on which such Tax Returns are required to be filed) and shall consider in good faith any suggestions or comments made by Seller with respect to such Tax Returns.  Any disputes regarding the application of this Section 7.5(b) with respect to a Tax Return relating to taxable years or periods ending on or before the Closing Date or a Straddle Period Tax Return that remains unresolved following such period shall be resolved pursuant to Section 7.5(g).

(c)           Contest Provisions.  Buyer shall notify Seller and Seller shall notify Buyer, as the case may be, in writing upon receipt of written notice of any pending or threatened federal, state, local or foreign Tax audits, assessments or proceedings (“Tax Proceedings”) which may affect the Tax liability of (i) Buyer or Suplementos Solgar, for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 7.5, (ii) Seller, or (iii) any Tax Affiliate of Seller.  Seller shall have the right to represent, and Buyer shall have the right to participate in at Buyer’s own expense the representation of, Suplementos Solgar’s interest in any such Tax Proceeding and any Tax Proceeding relating to any taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense.  Seller has the right, but not the obligation, to jointly represent its interests with Buyer in any Tax Proceeding relating to Taxes for any Straddle Period.  Any disputes regarding the conduct or resolution of any Tax Proceeding shall be resolved pursuant to Section 7.5(g).

(d)           Cooperation.

(i)            Buyer and Seller agree to cooperate and share all required information on a timely basis in order to timely file all Tax Returns (including any Tax Returns to be filed as a consequence of the sale of the Shares and Suplementos Solgar’s exit from the Spanish Tax Group) related to the Business and for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment related to the Business.  Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Business until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority.  After the Closing, each party will give the other reasonable notice prior to discarding or destroying any such books and records relating to Tax matters pertinent to the Business and, if such other party so requests and at its expense, the requesting party will be allowed to take possession of such books and records.  Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving Suplementos Solgar for any Tax purpose and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this subsection.

(ii)           An allocation of the Purchase Price by jurisdiction based upon the fair market value of each of the Assets and the Shares to be sold by Seller and acquired by Buyer pursuant to this Agreement is attached as Schedule 7.5(d).  Seller and Buyer shall cooperate with each other to determine, prior to the Closing Date, the applicable values, allocations and other information necessary to file Forms 8594 with respect to the transactions contemplated by Article 2 and shall each file all Tax Returns consistent therewith.  Seller and Buyer will mutually agree in writing upon appropriate adjustments to such allocation as necessary following the Closing to account for adjustments to the Purchase Price made pursuant to this Agreement.  All adjustments to the Purchase Price made pursuant to this Section 7.5(d)(ii) and Section 7.5(e) will be made in accordance with Section 1060 of the Code, and the regulations thereunder, or in accordance with applicable foreign law.

(e)           Adjustment to Purchase Price.  Any payment by Buyer or Seller under this Section 7.5 hereof will be treated as an adjustment to the Purchase Price.

(f)            Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement (including Section 12.3 hereof), the obligations of the parties set forth in this Section 7.5 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations.

(g)           Disputes.  In the event that Seller or Buyer dispute the application or interpretation of any provision of Sections 4.6 or 7.5(a), or the amount or calculation of Taxes, if any, owed by such party thereunder, such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of and/or the dollar or euro amount, as applicable, of any disagreement so asserted. The parties shall attempt in good faith to resolve such dispute within twenty (20) business days following the commencement of such dispute.  If the parties are unable to resolve such dispute within such twenty (20) business day period, the dispute shall be resolved by the Accountant.  The Accountant shall determine, only with respect to the specific disagreements submitted in writing by Seller and Buyer, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar or euro amount of any such item or items shall be determined within the range of dollar or euro amounts proposed by Seller, on the one hand, and Buyer, on the other hand. The Accountant shall be directed to make such determination promptly, but in no event later than thirty (30) days after acceptance of its appointment.  Any finding by the Accountant shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Accountant shall be borne exclusively by the party whose estimate of the Tax owed is furthest from the amount owed as determined by the Accountant. The parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 7.5(g).

(h)           Sole Remedy.  This Section 7.5 shall be the sole provision governing Tax matters and the parties’ indemnification obligations for Taxes except that such indemnification obligations shall be subject to the provisions set forth in Section 11.6.  For the avoidance of doubt, (i) Section 11.3 shall not apply to the parties’ indemnification obligations for Taxes set forth in this Section 7.5 and (ii) to the extent a party is entitled to payment from the other party under this Section 7.5, such payment shall be for the full amount thereof and shall not be subject to any baskets, thresholds, caps or other similar limitations.

7.6.          Use of Certain Names.  As promptly as practicable, but in any event within three hundred sixty (360) days after the Closing, Buyer shall and shall cause Suplementos Solgar to revise product literature and labeling (including by way of stickering), change packaging and stationery, and otherwise discontinue use of the names “Wyeth,” “Wyeth-Ayerst,” “Wy,” “American Home Products,” “AHP,” “AHPC,” “American Cyanamid,” “Cyanamid,”

“Cy,” “Lederle,” “Led,” “A. H. Robins,” “Robins” and “Whitehall” and any variation, derivative or name imitative thereof (collectively, “Names”); provided, however, that, with respect to finished goods inventory included in the Inventory and product inventory manufactured by Suplementos Solgar or its Affiliates prior to the Closing, Buyer and Suplementos Solgar may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable period of time after the Closing (not to exceed three hundred sixty (360) days).  In no event shall Buyer or Suplementos Solgar use any Names after the Closing in any manner or for any purpose different from the use of such Names by Suplementos Solgar during the ninety (90) day period preceding the date hereof.  Seller shall, and shall cause its Affiliates to, discontinue use of the name Solgar and any variation, derivative or name imitative thereof following the Closing.

7.7.          Removal of Assets.  As soon as reasonably practicable after the Closing, but in no event later than two hundred seventy (270) days, Buyer shall arrange to have the Assets set forth on Schedule 1.10 removed from the premises of the Asset Transferor Entities or any other Affiliate of Seller at which such Assets are located as set forth in such Schedule, and transferred to premises of Buyer at Buyer’s sole cost.  As soon as reasonably practicable after Buyer’s written request, but in no event later than one hundred twenty (120) days following such request, Seller shall arrange to have all tangible Excluded Assets removed from Suplementos Solgar’s premises and any premises comprising the Assets, and transferred to premises of Seller at Seller’s sole cost.

7.8.          Access to Records After Closing.

(a)           For a period of six (6) years after the Closing, Seller and its Affiliates and their respective representatives shall have reasonable access to all of the books and records of the Business with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date (including integrated records of other businesses of Seller or its Affiliates).  Seller or its Affiliates, as the case may be, shall be solely responsible for any costs and expenses incurred by Seller or such Affiliate pursuant to this Section 7.8(a).  Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours.  If Buyer or its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may elect.

(b)           For a period of six (6) years after the Closing Date, Buyer and its Affiliates and their respective representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer or its Affiliates, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.8(b).  If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may elect.

7.9.          Disclosure Supplement.  Prior to Closing, Seller, as promptly as practicable upon becoming aware thereof, shall deliver to Buyer supplements to the Disclosure Schedule, if appropriate, to reflect (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition.  Prior to Closing, Buyer, as promptly as practicable upon becoming aware thereof, shall deliver to Seller supplements to the Disclosure Schedule, if appropriate, to reflect (a) any fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition.  Matters disclosed in any such supplements amending the Disclosure Schedule regarding facts or conditions occurring after the date hereof shall not be considered to be a breach of any representation or warranty contained herein.  Any such supplement to the Disclosure Schedule regarding facts or conditions occurring after the date hereof shall be considered an amendment to the Disclosure Schedule for all purposes of this Agreement (including, without limitation, Article 11); provided, however, that such supplemental disclosure shall not be taken into account with respect to the satisfaction of the conditions to Seller’s obligations set forth in Section 8.2(b) or to Buyer’s obligations set forth in Section 8.3(b) or affect their respective rights under Article 10.

7.10.        Applicable Permits and Environmental Permits.  Promptly following the execution of this Agreement, Buyer shall apply for the transfer or re-issuance of all material Applicable Permits and Environmental Permits, at Buyer’s sole cost and expense.  Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s aforementioned obligation.

7.11.        ISRA Requirements.

(a)           The Parties acknowledge that the facilities located in Leonia and Lyndhurst, New Jersey are subject to ISRA as in effect as of the Closing Date and the transaction contemplated by this Agreement will trigger the ISRA process for the Leonia and Lyndhurst facilities.  Seller will assume and perform, at Seller’s sole cost and expense, all obligations, requirements and/or responsibilities under ISRA as in effect as of the Closing Date (including Remedial Action) which are imposed as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Seller ISRA Requirements”).

(b)           If Remedial Action is required to fulfill the Seller ISRA Requirements, whether before or after the Closing, Seller shall control and carry out all such obligations, requirements or responsibilities, including without limitation, the execution of a Remediation Agreement (as defined in ISRA) or similar document, and Seller shall conduct all Seller ISRA Requirements to the extent required by ISRA and/or to achieve the Remediation Standard.  Seller’s obligation in performing the Seller ISRA Requirements shall be deemed complete upon the receipt from the New Jersey Department of Environmental Protection (“NJDEP”) of a No Further Action Letter/Covenant Not to Sue (“NFA”) (as defined in ISRA) or, if the NJDEP ceases issuing such NFAs as a practice, such other written confirmation from the NJDEP that no further action is required.

(c)           The Parties agree to cooperate in good faith with respect to the Seller ISRA Requirements.  Seller shall promptly provide Buyer with copies of any plans, reports, correspondence or other filings made in connection with Seller ISRA Requirements and provide Buyer with such other rights of participation as set forth in Section 11.1(g).  In no event shall the performance of the Seller ISRA Requirements unreasonably interfere with Buyer’s operation or use of the Leased Real Property subject to the Seller ISRA Requirements.

7.12.        Cost-Sharing for Unknown Pre-Closing Environmental Liabilities.

(a)           After the Closing, each party shall, subject to Section 11.3,  within ten (10) business days of demand therefor, reimburse the other party and its respective Affiliates and their respective officers, directors, employees, agents and controlling Persons, their respective percentage of Losses incurred by such Persons arising from or attributable to the Unknown Pre-Closing Environmental Liabilities in the amounts as set forth below:

Time Period–Written notice of claim for reimbursement provided to other party during the following time periods:	Seller’s % Share	Buyer’s % Share
Closing Date to 18th month anniversary of the Closing Date	100%	0%

18th month anniversary of the Closing Date to 36th month anniversary of the Closing Date	96%	4%

36th month anniversary of the Closing Date to 60th month anniversary of the Closing Date	63%	37%

60th month anniversary of the Closing Date to 84th month anniversary of the Closing Date	37%	63%

after 84th month anniversary of the Closing Date	0%	100%

(b)           Notwithstanding the percentages set forth above, Buyer’s and Seller’s respective shares in the chart above shall only apply until the Cap is reached, at which point Buyer will be responsible for and shall reimburse Seller for 100% of such Losses.

7.13.        Release Under Leases.  Buyer and Seller shall cooperate and use commercially reasonable efforts to obtain for Seller, Suplementos Solgar and the Asset Transferor Entities on or prior to the Closing a release from all liability under the leases relating to the Leased Real Property; provided, however, that Buyer will not be required to take actions that would result in a material adverse change in the benefits to it of this Agreement and the transactions contemplated hereby or to dispose of or make any change to its business or expend any funds in connection with such releases.

7.14.        No Negotiation.  From and after the date hereof and until such time as this Agreement shall be terminated pursuant to Section 10.1, Seller shall not, and shall not permit any Affiliate to, directly or indirectly solicit or initiate offers for, engage in any negotiations or meetings with or provide any information or documentation to any third party relating to any business combination transaction solely involving the Assets, the Shares, the assets or properties of Suplementos Solgar or the Business.  Seller shall notify Buyer promptly of the existence (but, for the avoidance of doubt, not the terms) of any written bona fide proposal or request for information relating to any such business combination upon receipt or awareness of the same by Seller or any of its Affiliates.

7.15.        Covenant Not to Compete.

(a)           Seller shall not, and shall cause its controlled Affiliates not to, for a period of eighteen (18) months from the Closing Date, (i) employ or seek to employ any employee of Buyer or an Affiliate of Buyer who is employed at the Closing by Buyer or such Affiliate in connection with the Business, unless such employee resigns without solicitation by Seller or its Affiliates, is terminated after the Closing Date or is responding to general solicitations to the public, general advertising or untargeted advertisements for employment, or (ii) engage in any Competitive Business (as hereinafter defined) in the United States of America; provided, however, that nothing herein contained shall be construed to prevent Seller or its Affiliates from (x) acquiring or merging with any business, Person or entity seventy-five percent (75%) or more of whose consolidated revenues for the most recently completed fiscal year prior to such acquisition were derived from businesses other than a Competitive Business, or (y) being acquired by, or engaging in a business combination, a merger of equals or a similar transaction with, any Person or entity engaged in a Competitive Business; and, in each such case, continuing to operate such Competitive Business.

(b)           “Competitive Business” shall mean the sale of an over-the-counter, human ingestible product that contains substantially the same ingredients in substantially the same levels and substantially the same form as the Vitamin E, VM75, Vitamin B, Vitamin C, and/or Glucosamine Chondroitin products described in the labels attached hereto as Exhibit G, to the extent sold directly to independent health food stores or to the stores or distributors set forth on Schedule 7.15(b) hereto; provided, however, that Buyer acknowledges that the conduct of the business of Seller and/or its Affiliates (including research and development and business derived therefrom) as conducted as of the Closing Date shall not constitute operation of a Competitive

Business, including, without limitation all current and future products sold by Seller and/or its Affiliates under its trademarks in existence as of the Closing Date, such as the Centrum®, Robitussin or Caltrate® trademarks.

(c)           If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 7.15 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.16.        Adverse Experience Reporting Requirements.  Upon Closing, Buyer shall be solely responsible for all adverse experience reporting for all products of the Business if and as required and in compliance with all applicable laws regarding the monitoring, reviewing and reporting of adverse experiences to applicable Governmental Authorities.  To the extent Seller receives any information regarding an adverse experience which may be related to the use of such products of the Business, Seller shall promptly provide Buyer with all such information within five (5) calendar days of Seller’s receipt date.  Such information shall be transmitted to Buyer as follows:

NBTY, Inc.

90 Orville Drive

Bohemia, New York  11716

Attention:  President

Telecopier Number:  (631) 567-7148

with a copy to:

NBTY, Inc.

90 Orville Drive

Bohemia, New York  11716

Attention:  Irene Fisher, Esq.

Telecopier Number:  (631) 218-7341

ARTICLE 8

CONDITIONS

8.1.          Conditions to Obligations of Each Party.  The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           any waiting period (and any extension thereof) imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act or other Competition Laws, shall have expired or been terminated;

(b)           no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement in the United States of America or the European Union;

(c)           the consents, approvals and waivers from third parties set forth on Schedule 8.1(c) shall have been obtained, in form and substance reasonably acceptable to Buyer and Seller; and

(d)           the documents and instruments to be delivered by the other party pursuant to Article 3 shall have been delivered.

8.2.          Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

(b)           the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement;

(c)           Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 8.2(a) and (b) have been satisfied; and

(d)           no Buyer Material Adverse Effect shall have occurred from and after the date of this Agreement and be continuing.

8.3.          Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           Seller and its Affiliates shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date;

(b)           the representations and warranties of Seller in this Agreement shall be true and correct (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the Closing Date with the same force and effect as though made at such time (except for changes contemplated by this Agreement, but without giving effect to any supplement to the Disclosure Schedule), except to the extent that the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect;

(c)           Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect that all conditions set forth in Sections 8.3(a) and (b) have been satisfied;

(d)           Seller will have completed the requirements of ISRA which, pursuant to ISRA, must be completed prior to the Closing; and

(e)           no Material Adverse Effect shall have occurred from and after the date of this Agreement and be continuing.

ARTICLE 9

AGREEMENTS WITH RESPECT TO EMPLOYEES AND EMPLOYEE BENEFITS

9.1.       U.S. Employee Plans.  Seller hereby represents and warrants to Buyer that:

(a)           Schedule 9.l(a) lists each employee benefit plan, as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA (including post retirement retiree life and medical benefits and disability benefits) and (ii) covers any U.S. Employee (hereinafter referred to collectively as the “U.S. Employee Plans”).

(b)           Schedule 9.1(b) lists (x) each collective bargaining agreement, management, employment, consulting or other contract with any individual providing for the retention of personal services involving the payment of $100,000 or more per individual, per annum, and (y) each plan or arrangement providing for vacation benefits, supplemental nonqualified benefits, severance benefits, bonuses, deferred compensation, perquisites, fringe benefits, retention benefits, restricted stock, phantom stock, stock options, stock appreciation or other forms of incentive compensation, compensation or benefits which, in each case in clauses (x) and (y), (i) is not a U.S. Employee Plan and (ii) covers any U.S. Employee or dependent or beneficiary thereof.  Such contracts, plans and arrangement as described above, are hereinafter referred to collectively as the “U.S. Benefit Arrangements.”

(c)           Neither Seller nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates and no condition exists that presents a material risk to Seller or any of its ERISA Affiliates of incurring or being subject (whether primarily, jointly or secondarily) to a material liability under Title IV of ERISA. None of the Assets or the Shares is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(d)           The Wyeth Savings Plan (“Seller’s U.S. Savings Plan”) is intended to satisfy Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service.  To the knowledge of Seller nothing has occurred since the issuance of each such letter which could reasonably affect its qualification.

(e)           Neither Seller nor any ERISA Affiliate has been required, or has any obligation, to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA, or has or expects to have any withdrawal liability assessed against it with respect to any such multiemployer plan.

(f)            Except with respect to Seller’s medical spending account plan, (i) no U.S. Employee Plan or U.S. Benefit Arrangement (or any liability or obligation thereunder) is required, by its terms or otherwise, to be assigned or otherwise transferred to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, and (ii) with respect to each U.S. Employee Plan and U.S. Benefit Arrangement, no event has occurred and there exists no condition or set of circumstances in connection with which Buyer or any of its Affiliates could be subject to any liability under the terms of, or with respect to, each such U.S. Employee Plan, U.S. Benefit Arrangement, ERISA, the Code or any other Applicable Law.

(g)           Seller is not aware of any pending or proposed material increase or enhancement of benefits under any U.S. Employee Plan or U.S. Benefit Arrangement that would become effective prior to August 15, 2005, other than (i) in accordance with any such amendments, increases or other changes that are scheduled as of the date hereof to go into effect as of January 1, 2006, as identified on Schedule 6.1(e)(ii), (ii) as may be required by a Governmental Authority, by Applicable Law or any agreement, in each case as described on Schedule 6.1(e)(iii) or (iii) as described on Schedule 6.1(e)(v).

9.2.       International Plans.  Seller hereby represents and warrants to Buyer that:

(a)           Schedule 9.2(a) lists each plan, program, policy, practice or arrangement covering Ex-U.S. Employees that would be either a U.S. Employee Plan or U.S. Benefit Arrangement if it were subject to ERISA and/or covered or applied to U.S. Employees including, without limitation, vacation, severance, disability, medical, dental, hospitalization, life insurance and incentive bonus, savings and retirement plans, provided such plan is not maintained by a governmental authority or system (collectively, “International Plans”).

(b)           To the knowledge of Seller, all International Plans are in compliance with, and have been administered in compliance with, Applicable Law in all material respects and contributions required to be made to each such plan under the terms of the plan or any contract or labor or collective bargaining agreement or Applicable Law have been made or reserved.

(c)           To the knowledge of Seller, each International Plan maintained by a Share Transferor Entity or Suplementos Solgar that is intended to qualify for special tax treatment meets all requirements for such treatment.  Each International Plan maintained by Suplementos Solgar that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)           The standard terms and conditions of engagement in respect of each Ex-U.S. Employee have been described on Schedule 9.2(d).

(e)           Seller has delivered to Buyer true and complete copies of the most recent summary for each International Plan.

(f)            Except as set forth on Schedule 9.2(f), Seller is not aware of any pending or proposed material increase or enhancement of benefits under any International Plan that would become effective prior to August 15, 2005, other than (i) in accordance with any such amendments, increases or other changes that are scheduled as of the date hereof to go into effect as of January 1, 2006, as identified on Schedule 6.1(e)(ii), (ii) as may be required by a Governmental Authority, by Applicable Law or any agreement, in each case as described on Schedule 6.1(e)(iii) or (iii) as described on Schedule 6.1(e)(v).

9.3.       Employees.

(a)           Buyer shall offer employment to Employees on the following basis:

(i)            With respect to Employees employed by Seller or the Asset Transferor Entities, Buyer shall offer or cause an Affiliate of Buyer to offer to hire each such Employee on the Closing Date (other than those Employees engaged in Research and Development at the Richmond, Virginia location) at the same base pay as that enjoyed by such Employee immediately prior to the Closing Date, provided, however, that with respect to the Employees set forth on Schedule 9.3(a)(i), Buyer shall have the option, but not the obligation, to offer employment with Buyer;

(ii)           Buyer shall cause Suplementos Solgar to continue the employment of all Employees of Suplementos Solgar on the same terms and conditions in effect as of the Effective Time;

(iii)          U.S. Employees who accept Buyer’s offer of employment, Employees of Suplementos Solgar and any Ex-U.S. Employees who accept Buyer’s offer of employment or whose employment is transferred to Buyer or an Affiliate of Buyer by operation of law shall be considered to be “Transferred Employees” hereunder; provided that Employees who are not actively employed at the Closing Date but who report to active employment with Buyer or an Affiliate of Buyer within one year of the Closing Date shall be considered to be a Transferred Employee as of the date such Employees report to active employment with Buyer or an Affiliate of Buyer;

(iv)          Buyer agrees to offer employment to all union, work council or labor represented Employees and agrees to assume the terms and conditions of any union, work council or collective bargaining agreements as in effect on the Closing Date and disclosed to Buyer prior to the date hereof; and

(v)           Except as specifically provided in this Article 9, Seller and its Affiliates shall remain responsible for, and shall indemnify and hold Buyer and its Affiliates harmless against all liabilities, claims or losses related to (A) any current or former employees of Seller or its Affiliates who are not considered Transferred Employees hereunder, (B) Transferred Employees to the extent such liabilities, claims or losses relate to events occurring on or before the Closing (or, if later, the date an Employee is considered to be a Transferred Employee hereunder), (C) the U.S. Employee Plans, U.S. Benefit Arrangements or International Plans (except any International Plan of Suplementos Solgar, which shall remain with Suplementos Solgar)

and (D) International Plans of Suplementos Solgar, if any, to the extent such liabilities, claims or losses relate to events occurring on or before the Closing.

(b)           During the 15-month period commencing on the Closing Date, Buyer shall implement, or cause to be implemented, a severance policy for Transferred Employees that provides severance benefits to eligible participants (as defined in such policy) as set forth on Schedule 9.3(b).

(c)           Except as set forth in Section 9.3(b), nothing herein shall limit the authority or ability of Buyer and its Affiliates to modify the terms and conditions of any Transferred Employee’s employment after Closing.

9.4.       Treatment of Seller’s and Buyer’s U.S. Employee Plans and U.S. Benefit Arrangements.

(a)           (i)            Except as set forth in Section 9.4(f), no assets of any defined benefit Pension Plan, U.S. Employee Plan or U.S. Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates and except as set forth in Section 9.4(f), Buyer and its Affiliates shall assume no liability or obligation of Seller or any of its Affiliates under any of the U.S. Employee Plans, the U.S. Benefit Arrangements or the Pension Plans.

(ii)           After the Closing Date, Buyer shall provide U.S. Employees with benefit plans, policies and programs that are the same as those offered to similarly situated employees of Buyer.  Buyer shall provide Transferred Employees with credit for service completed with Seller or its Affiliates under Buyer’s vacation policy.

(iii)          Buyer shall assume all U.S. Employees’ compensation, bonus (other than bonuses payable under Seller’s Performance Incentive Award Program) and vacation liabilities to the extent the amounts of those liabilities are reflected in the Final Net Asset Value regardless of whether such liabilities relate to events which occurred prior to the Closing Date.

(b)           Buyer maintains the NBTY, Inc. Employees Stock Ownership Plan and the NBTY, Inc. 401(k) Savings Plan for the benefit of its employees (“Buyer’s U.S. Savings Plans”).  Buyer agrees to amend Buyer’s U.S. Savings Plans with respect to the Transferred Employees who are U.S. Employees in accordance with Schedule 9.4(b).

(c)           Seller maintains the Seller’s U.S. Savings Plan and the Wyeth Retirement Plan - United States (“Seller’s U.S. Pension Plan”).  Seller agrees to amend Seller’s U.S. Savings Plans and Seller’s U.S. Pension Plan with respect to the Transferred Employees who are U.S. Employees in accordance with Schedule 9.4(c).

(d)           With respect to the U.S. Employees who are Transferred Employees, Seller shall retain liability under any group life, accident, worker’s compensation, medical, hospitalization, prescription drug, dental, spending account or short-term or long-term disability plan, whether or not insured, for any claims incurred on or prior to the Closing Date (or, if later, the date a U.S. Employee becomes a Transferred Employee), and Buyer shall assume all liability for claims arising after the Closing Date (or, if later, the date a U.S. Employee becomes a Transferred Employee) under its group life, accident, worker’s compensation, medical, hospitalization, prescription drug, dental, spending account or short-term or long-term disability plans (“Buyer’s U.S. Welfare Plans”).  For purposes of this Section 9.4(d), claims shall be deemed to have arisen:

(i)            with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

(ii)           with respect to disability or salary continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

(iii)          with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

(iv)          with respect to worker’s compensation claims, on the date of the occurrence.

(e)           As of the Closing Date, all U.S. Employees shall be eligible to participate in Buyer’s U.S. Welfare Plans in accordance with the terms of such plans and, unless prohibited by the vendors of Buyer’s U.S. Welfare Plans, employment with Seller or its Affiliates will be taken into account for purposes of determining eligibility to participate and benefits under Buyers’ U.S. Welfare Plans; provided, however, that

(i)            unless prohibited by the vendors of Buyer’s U.S. Welfare Plans, U.S. Employees shall participate under Buyer’s U.S. Welfare Plans as of the Closing Date without any waiting periods, without evidence of insurability, and without application of any pre-existing physical or mental condition limitations except to the extent applicable under similar plans maintained by Seller; and

(ii)           unless prohibited by the vendors of Buyer’s U.S. Welfare Plans, Buyer shall count claims arising during the calendar year on or prior to the Closing Date for purposes of satisfying deductibles, out-of pocket maximums, and all other similar limitations.

(f)            Seller maintains a dependent care spending account plan and a medical spending account plan for the benefit of their employees (“Seller’s Spending Account Plans”).  Transferred Employees who are participants in Seller’s Spending Account Plans shall be permitted to submit claims for expenses incurred during the plan year on or prior to the Closing Date for a period of sixty (60) days after the Closing.  At the end of the sixty (60) day period, any funds remaining in the medical spending account of a Transferred Employee shall be transferred in cash to the medical spending account of Buyer.  Buyer shall be responsible for all liabilities for Transferred Employees arising after the Closing Date under Buyer’s spending account plans.

9.5.       International Employees of the European Union.

(a)           Seller and Buyer accept and agree that the transfer of employment of the Ex-U.S. Employees in the EU countries (hereinafter referred to as “European Employees”) will be effected and governed by the Transfer Provisions (defined below).

(b)           Buyer shall ensure that its Affiliates (where necessary) comply with their respective obligations under the Transfer Provisions and upon reasonable request provide Seller or the relevant Seller’s Affiliate with such information necessary to enable either Seller or its Affiliate as the case may be to carry out its duties under the Transfer Provisions concerning measures to effectuate the transfer of the European Employees to Buyer.

(c)           “Transfer Provisions” shall mean any legislation implementing the provisions of Directive 77/187/EEC commonly called the Acquired Rights Directive or Transfer of Undertakings Directive.

9.6.       Treatment of Seller’s International Plans.

(a)           Buyer shall provide, or cause its Affiliates to provide the Ex-U.S. Employees who are Transferred Employees with plans, programs and benefits which are the same as those provided to similarly situated employees of Buyer.  If Buyer does not currently have other employees in a particular country, Buyer shall provide benefit plans, policies or arrangements which are substantially similar to those provided to Ex-U.S. Employees who are Transferred Employees by Seller immediately prior to Closing Date.

(b)           No assets or liability of any International Plan shall be transferred to, or become the responsibility of, Buyer or any of its Affiliates (including, without limitation, Suplementos Solgar) or to any plan of Buyer or any of its Affiliates (including, without limitation, Suplementos Solgar) or be retained by Suplementos Solgar or any of its plans.

(c)           Buyer shall recognize each Ex-U.S. Employee’s service with Seller and Seller’s Affiliates for purposes of determining retirement and savings plan eligibility for participation and vesting of benefits under the appropriate pension plan of Buyer, but not for purposes of accruing the benefits under such plans.

(d)           With respect to all Ex-U.S. Employees, Seller shall retain liability under any group life, accident, worker’s compensation, medical, hospitalization, prescription drug, dental or short-term or long-term disability plan, whether or not insured, for any claims incurred on or prior to the Closing Date (or, if later, the date an Ex-U.S. Employee becomes a Transferred Employee) and Buyer shall assume all liability for claims arising after the Closing Date or, if later, the date an Ex-U.S. Employee becomes a Transferred Employee) under any group life, accident, worker’s compensation, medical, hospitalization, prescription drug, dental or short-term or long-term disability plan (“Buyer’s International Welfare Plans”).  For purposes of this Section 9.6(d), claims shall be deemed to have arisen:

(i)            with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

(ii)           with respect to disability or salary continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

(iii)          with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

(iv)          with respect to worker’s compensation claims, on the date of the occurrence.

(e)           As of the Closing Date, all Ex-U.S. Employees shall be eligible to participate in the appropriate Buyers’ International Welfare Plans in accordance with the terms of such plans, and employment with Seller and its Affiliates shall be taken into account for purposes of determining eligibility for participation and benefits under Buyer’s International Welfare Plans; provided, however, that (i) unless prohibited by the vendors of Buyer’s International Welfare Plans, Ex-U.S. Employees shall participate under Buyer’s International Welfare Plans as of the Closing Date without any waiting periods, without any evidence of insurability, and without application of any pre-existing physical or mental condition limitations, except to the extent applicable under Seller’s International Plans, and (ii) unless prohibited by the vendors of Buyer’s International Welfare Plans, Buyer shall count claims arising on or prior to the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums, and other similar limitations in Buyer’s International Welfare Plans.

9.7.       Stock Options.  Seller shall be responsible for and incur the costs of stock option compensation for all Employees with stock options from Seller that are exercisable or become exercisable as of the Closing Date.  In addition, Seller shall be responsible for payments, if any, to Employees relating to non-exercisable stock options as of the Closing Date.  Seller shall be liable for any payments, withholding obligations and reporting obligations that arise after the Closing Date under this Section 9.7 under any applicable stock option or stock incentive plan in accordance with its terms.

9.8.       No Third Party Beneficiaries.  No provision of this Agreement shall create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof) or any persons in respect of continued employment with any of Suplementos Solgar, with Seller, or with any of its Affiliates and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any U.S. Employee Plan or U.S. Benefit Arrangement, any International Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on the right of Buyer, Suplementos Solgar or any Affiliates of Buyer to terminate any Employee at will.

ARTICLE 10

TERMINATION

10.1.        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual consent of Buyer and Seller;

(b)           by Buyer or Seller (provided it is not in material breach hereof) if the Closing shall not have occurred on or prior to August 15, 2005; provided, however, that the right to terminate under this Section 10.1(b) shall not relieve any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date of any liability of such party to the other party hereunder for such failure;

(c)           subject to Section 7.4, by Buyer or Seller if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           by Buyer or Seller if a material breach of this Agreement has been committed by the other, which such breach has not been cured within five (5) business days after written notice thereof by the terminating party to the non-terminating party; or

(e)           by Buyer or Seller upon receipt of written notice from the other party that satisfaction of a condition to such terminating party’s obligations hereunder is impossible.

10.2.        Effect of Termination.  Except as set forth in this Article 10 and Sections 4.17, 5.2, 7.1 and 7.3, and Article 12, upon the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the others, except for any willful breaches of this Agreement prior to the time of such termination.

ARTICLE 11

INDEMNIFICATION

11.1.        Indemnification.

(a)           Except with respect to any claim related to Taxes, for which Section 7.5 of this Agreement shall provide the sole and exclusive remedy, and subject to Section 11.3, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents, representatives and controlling Persons from any liability, damage, deficiency, loss, judgments, assessments, cost or expense, including reasonable attorneys’ fees and costs of investigating and defending against, or cooperating with respect to, lawsuits, complaints, actions or other pending or threatened litigation, but specifically excluding consequential, special and punitive damages and damages for lost profits (except to the extent any of the foregoing excluded damages are specifically included in an award to a third party) (“Losses”), incurred by such Persons arising from or attributable to:

(i)            the breach of any representation or warranty made by Seller in this Agreement (excluding Section 4.6 in accordance with Section 7.5(h));

(ii)           any failure of Seller to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement;

(iii)          the Excluded Liabilities;

(iv)          the Retained Environmental Liabilities;

(v)           only to the extent attributable to sales by the Business prior to the Closing, the matters set forth as items (1) through (4) and item (7) on Schedule 4.9(b)(i);

(vi)          the claims set forth as items (1) through (5) on Schedule 4.10(a) (and, with respect to such claims, any other claim asserted by the same claimant based on the same operative facts) and the assessment and appeal identified in paragraph (vii) under item (2) on Schedule 4.13(a) (the defense or prosecution of which claims, assessments or appeals, for the avoidance of doubt, shall be retained and controlled by Seller, subject to paragraph (d) of Schedule 11.2 and, with respect to the assessment and appeal identified in paragraph (vii) under item (2) on Schedule 4.13(a), the second sentence of paragraph (c) of Schedule 11.2 (provided, however, that Seller may, in its sole discretion, determine after the date hereof not to pursue such appeal and to pay such assessment in full in accordance with its terms));

(vii)         in each case only to the extent directly related to activities of the Business prior to the Closing, the matters set forth on Schedule 4.10(b);

(viii)        in each case only to the extent directly related to activities of the Business prior to the Closing, fines and penalties assessed by Governmental Authorities directly related to the matters set forth as item (4) on Schedule 4.13(a) and items (3) through (20) on Schedule 4.13(b); and

(ix)           any non-compliance with any bulk sales laws or fraudulent transfer law in respect of the contemplated transactions.

(b)           Except with respect to any claim related to Taxes, for which Section 7.5 of this Agreement shall provide the sole and exclusive remedy, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and controlling Persons from Losses incurred by such Persons arising from or attributable to:

(i)            the breach of any representation or warranty made by Buyer in this Agreement;

(ii)           any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

(iii)          the Assumed Liabilities;

(iv)          the Buyer Environmental Liabilities; and

(v)           all liabilities and obligations (except for any Environmental Liabilities) to the extent relating to the manufacture, use, sale, marketing, promotion or distribution of products of the Business, or the operation of the Business or the Assets, from and after the Closing (including without limitation liabilities and obligations under adverse experience reporting requirements, if any are imposed or applicable from or after the Closing, under any Applicable Laws).

(c)           Seller and Buyer shall indemnify each other for all Taxes for the periods and in the manner described in Section 7.5, which shall be the sole and exclusive basis for indemnity for Taxes under this Agreement.

(d)           Notwithstanding any other provisions contained in Sections 11.1 or 11.2, Seller shall have the right to direct, manage and control, and take such actions as are reasonably necessary in connection with, any Remedial Action or defense or other resolution (collectively, the “Primary Control Rights”) of any claim, event or condition subject to indemnification under Sections 11.1(a)(i) (relating to a breach of Section 4.12) and 11.1(a)(iv) (Retained Environmental Liabilities).  Seller shall also have Primary Control Rights concerning any claim, event or condition with respect to which Seller is responsible for a majority of the Losses under Section 7.12.  In the event Seller does not elect to assume Primary Control Rights or with respect to matters where Seller does not have Primary Control Rights under this Section 11.1(d), Buyer shall have the right to assume the Primary Control Rights over the claim, event or condition.  Upon advance written notice by Seller to Buyer, Buyer shall provide Seller with access to the Leased Real Property reasonably necessary for Seller to exercise its Primary Control Rights under this Section 11.1(d).  Seller shall notify and consult with Buyer with respect to such matters prior to taking action and, to the extent any claim, event or condition subject to indemnification involves or requires work to be performed at the Leased Real Property, Seller shall in all material respects:

(i)            comply with all Applicable Laws (including, without limitation, Environmental Laws) and all leases related to the Leased Real Property;

(ii)           use the Leased Real Property and perform Remedial Action in a manner that will not unreasonably interfere with or unreasonably interrupt the operations or business thereon or unreasonably compromise the safety of the Leased Real Property or the business or operations thereon; and

(iii)          promptly, upon completion of any phase of Remedial Action, restore any adversely affected portion of the Leased Real Property to its pre-disturbed condition to the extent practicable, such that Buyer can continue its operations in the manner in which such operations were conducted prior to the commencement of the Remedial Action.

(e)           The Party with the Primary Control Rights shall indemnify and hold the other party and its Affiliates harmless from any Losses arising from any negligent act or omission or willful misconduct in performing Remedial Actions.

(f)            Buyer shall not conduct nor allow any other party under the control of Buyer to conduct any Phase II or other intrusive environmental testing and/or sampling during the three (3) year period after the Closing Date, and Seller shall not be required to provide indemnification under Section 11.1 or have responsibility pursuant to Section 7.12 with respect to environmental conditions first identified by such testing or sampling, unless such testing or sampling is (i) required by a demand, complaint, order, directive or similar enforceable request of a Governmental Authority directed to Buyer acting within the scope of its jurisdiction or authority; (ii) reasonably necessary to comply with Environmental Law (including, without limitation, ISRA); (iii) required to respond to or correct an imminent and substantial threat of a material risk to human health or the environment, provided Buyer uses reasonable best efforts to notify Seller in advance of such situation posing such imminent and substantial threat; (iv) necessary for construction specifically required to comply with “Current Good Manufacturing Practices” (as defined in 21 CFR Part 111) (“cGMP Construction”), maintenance or repair activities on the Leased Real Property, which construction, maintenance or repair is performed for a bona fide business purpose; (v) necessary for construction activities which are not cGMP Construction activities on the Leased Real Property, which construction is performed for a bona fide business purpose; or (vi) necessary to respond to any reasonable due diligence request in connection with any bona fide existing or future issuance of bonds or any other bona fide financing transaction by Buyer or future sale of all or substantially all of the assets and business of Buyer; provided, however, Buyer shall give advance written notice of any testing or sampling proposed to be performed under subsection (ii) above if relating to an ISRA process that is triggered by an action of Buyer (“Buyer-Triggered ISRA”) and not by an action of a third party who is not an Affiliate of or otherwise related to Buyer (such as, by way of example and not limitation, a landlord in connection with its sale of a Leased Real Property to a Person other than Buyer or its Affiliates); or subsection (v) above; and provided, further, in the case of a Buyer-Triggered ISRA (except for a Buyer Triggered ISRA resulting from the expiration and non-renewal of any lease for a Leased Real Property in accordance with its terms) or an investigation or assessment conducted pursuant to subsection (v) or (vi) above, Seller shall only be responsible for environmental conditions created by the activities of Seller at the Leased Real Property, and only to the extent Seller is responsible for such matters pursuant to the Seller ISRA Requirements or Section 7.12 of this Agreement.

(g)           At any time after the Closing and prior to the issuance of a NFA by the NJDEP pursuant to Section 7.11(b) with respect to the facilities subject to the Seller ISRA Requirements, Buyer agrees to promptly notify Seller regarding any Release(s) of Hazardous Substance(s) that are material or are required to be reported under any Environmental Law applicable to Buyer’s operations at the Leased Real Property.

(h)           With respect to any Remedial Action or other defense or other resolution of any claim, event or condition subject to indemnification or reimbursement, the party with the Primary Control Rights shall provide the party without the Primary Control Rights with a right to observe and, to the extent set forth below, participate in such matters, including a right for the party without Primary Control Rights to (i) receive, review and comment on copies of written proposals with respect to any proposed Remedial Action and the results of any sampling and analysis (including any status reports of work in progress or other submissions) or reports required to be submitted to any Governmental Authority in connection with conducting the Remedial Actions prior to submission to any Governmental Authority and/or implementation by the party with the Primary Control Rights (and the party with Primary Control Rights shall incorporate any reasonable comments of the other party with respect to the same); and (ii) attend as an observer, but not participate in, meetings with Governmental Authorities or other Persons; and in any event Buyer shall be given the right to consent to any activity that would reasonably be expected to have a material adverse impact on any Leased Real Property or the operation of the Business.

11.2.        Procedures.  Buyer and Seller agree to observe the procedures set forth on Schedule 11.2 with respect to any claim or the commencement of any action or proceeding, in each case which may give rise to indemnification hereunder.

11.3.        Limitations.  An Aggrieved Party shall not be entitled to recover any Losses under Section 11.1(a)(i) until the aggregate amount of the Losses suffered by the Aggrieved Party thereunder shall exceed One Million One Hundred Fifty Thousand Dollars ($1,150,000) (the “Minimum Loss”), at which time the indemnification provided under Section 11.1(a)(i) shall apply to all Losses in excess of the Minimum Loss; provided, however, that the maximum liability of Seller under Section 11.1(a)(i) and Seller’s share of the Unknown Pre-Closing Environmental Liabilities under Section 7.12 (including any obligations of Seller under Section 11.1(a)(ii) with respect thereto) shall not exceed Eleven Million Five Hundred Dollars ($11,500,000) in the aggregate (the “Cap”) (provided, however, that the maximum liability provided under this clause shall not apply to Losses to the extent relating to a breach of Seller’s representations and warranties set forth in the first sentence of Section 4.7(a)).  Notwithstanding anything to the contrary contained in this Agreement, an Aggrieved Party shall not be entitled to indemnification under Article 11 with respect to any matter to the extent such matter has been raised (pursuant to a Notice of Disagreement or otherwise) in connection with the determination of Final Net Asset Value under Section 3.5.  Solely for purposes of determining the amount of any Loss arising out of a breach of a representation, warranty or covenant in this Agreement (and not for purposes of determining whether a breach of any representation, warranty or covenant has occurred), references to “Material Adverse Effect” and other materiality qualifications shall be disregarded.  For the avoidance of doubt, the first sentence of this Section 11.3 shall not apply to (x) any claim related to Taxes, for which Section 7.5 of this Agreement shall provide the sole and exclusive remedy, or (y) any claim pursuant to Sections 11.1(a)(ii) - (ix) (except with respect to Seller’s share of the Unknown Pre-Closing Environmental Liabilities under Section 7.12 (including any obligations of Seller under Section 11.1(a)(ii) with respect thereto)) or Section 11.1(b).

11.4.        Additional Procedures Relating to Environmental Matters.

(a)           Each party agrees that it shall not, and shall use its commercially reasonable efforts to ensure that each of its Affiliates shall not, directly or indirectly, communicate orally or in writing with any Governmental Authority relating to any actual or potential Environmental Liabilities for which the other party might be responsible under this Agreement; provided that in the event Buyer or Seller believes in good faith that such communication is either (i) required by any Applicable Law (including any Environmental Law),  or (ii) is otherwise required in the ordinary course of business in an emergency or exigent situation, Buyer or Seller shall be entitled to make such communication subject to the provisions of this Section 11.4(a).  With respect to communication under clause (i) above, Buyer or Seller, as the case may be, shall notify the potentially Indemnifying Party in advance of making such communication and shall give such other party a reasonable period of time to either make such communication itself (but in no event exceeding any timeframes for such reporting under any Applicable Law, including any Environmental Law) or to provide a written opinion of independent counsel that such communication is not legally mandated, in which event, the party providing such opinion shall agree, in writing, to indemnify, defend and hold harmless the requesting party for the failure to so communicate.

(b)           Each party’s obligations pursuant to Section 7.12 and this Article 11 to conduct any Remedial Action shall be deemed satisfied so long as the remedy (i) complies with the minimum standards enforceable under applicable Environmental Laws in effect at the time of the performance of the Remedial Action, (ii) is approved or authorized by Governmental Authorities with jurisdiction over such matters if such approval or authorization is required by applicable Environmental Laws, (iii) complies with the minimum standards set forth in the applicable Leased Real Property lease, if any, (iv) complies with any enforceable order of a Governmental Authority, and (v) if applicable, is necessary to respond to any asserted third party claim (the “Remediation Standard”).  The Indemnifying Party may use the most cost effective method of achieving the Remediation Standard including, without limitation, the use of commercial, industrial and/or other forms of non-residential cleanup criteria and the use of environmental land use restrictions or similar institutional controls to the extent that such criteria, restrictions and controls (i) are appropriate given the use of the subject property as such property was used on the Closing Date by Seller and (ii) do not unreasonably and materially interfere with Buyer’s operation of the Business as such Business was operated by Seller on the Closing Date.  The parties agree that, subject to the preceding sentence, if such environmental land use restrictions or similar institutional controls are approved or authorized by Governmental Authorities or Environmental Laws, as applicable, for use on or affecting any Leased Real Property, Seller shall obtain the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed) for any such restrictions or similar controls, and if Buyer provides such consent, Buyer will execute any required documents and will cooperate with Seller in (i) obtaining any other signatures or consents required and (ii) the recording, on the applicable land records, of such environmental land use restrictions or similar controls.

(c)           Without limiting any other provisions of this Agreement, Seller’s obligation to Buyer under Section 11.1(a)(i), Section 11.1(a)(iv) (Retained Environmental Liabilities) or Section 7.12 with respect to the completion of any Remedial Action shall be deemed satisfied upon the issuance of a NFA or similar sign-off issued for the benefit of Buyer and its successors and assigns by the Governmental Authority with jurisdiction over such matters where such governmental sign-off is required and available under Environmental Laws to document compliance with the Remediation Standard.

11.5.        Indemnification as Sole Remedy.  The indemnification provided in this Article 11 (and, with respect to Taxes and certain Unknown Pre-Closing Environmental Liabilities, Article 7), subject to the limitations set forth herein (and therein), shall to the extent permitted by law be the sole and exclusive post-Closing remedy for any and all liabilities arising under, or subject to indemnification or cost-sharing pursuant to, this Agreement, including without limitation any breach or violation of any representation, warranty, covenant or agreement set forth herein.

11.6.        Net of Insurance; Etc.  The amount of any Loss for which indemnification is provided under Sections 7.5 or 11.1 shall be net of (i) any amounts recovered by the Aggrieved Party or any of its Affiliates pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source named in clauses (i) and (ii), a “Collateral Source”), and (iii) any specific accruals or reserves with respect to such Loss (or overstatement of liabilities with respect to such Loss in respect of actual liability) included in the Final Net Asset Value.  The parties shall take and shall cause their Affiliates to take all commercially reasonable steps (but shall not be required to expend significant funds) to pursue such Collateral Sources with respect to any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided, however that nothing in this Section 11.6 shall in any way defer or delay the obligations of the Indemnifying Party to make all payments required pursuant to Section 7.5 or Article 11 in connection with such Loss.  The Indemnifying Party may require an Aggrieved Party to assign the rights to seek recovery from Collateral Sources pursuant to the preceding sentence, and the Indemnifying Party shall subrogate to the rights of the Aggrieved Party against any Collateral Sources to the extent the Indemnifying Party has provided indemnification to the Aggrieved Party, but in neither case until the Loss in question has been fully paid; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense.  If the amount to be netted hereunder from any payment required under Section 7.5 or Section 11.1 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Aggrieved Party pursuant to Section 7.5 or Article 11, the Aggrieved Party shall repay to the Indemnifying Party, promptly after such determination, and upon payment in full of the Loss in question, any amount that the Indemnifying Party would not have had to pay pursuant to Section 7.5 or Article 11 had such determination been made at the time of such payment.

ARTICLE 12

GENERAL PROVISIONS

12.1.        Public Statements.  Prior to the Closing, or afterward, none of the parties hereto shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party, which shall not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by Applicable Law or pursuant to any stock listing agreement or the rules of any stock exchange.  Subject to Applicable Law, prior to Closing Seller and Buyer agree to use commercially reasonable efforts to consult with each other concerning the means by which the Employees and the customers and suppliers of the Business are informed of the transactions contemplated by this Agreement.

12.2.        Notices.  All notices and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)           if to Seller:

c/o Wyeth

Five Giralda Farms

Madison, New Jersey 07940

Attention: Chief Financial Officer

Telecopier Number: (973) 660-7156

with a copy to:

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

Attention: Senior Vice President and General Counsel

Telecopier Number: (973) 660-7155

(b)           if to Buyer:

NBTY, Inc.

90 Orville Drive

Bohemia, New York  11716

Attention:  President

Telecopier Number:  (631) 567-7148

with copies to:

NBTY, Inc.

90 Orville Drive

Bohemia, New York  11716

Attention:  Irene Fisher, Esq.

Telecopier Number:  (631) 218-7341

and

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York  10005

Attention:  Mark Weissler, Esq.

Telecopier Number:  (212) 822-5446

Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the fifth (5th) calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

12.3.        Survival of Representations and Warranties.  The respective covenants, agreements, representations and warranties of the parties hereto shall survive the Closing and shall remain in full force and effect, provided, however, that (a) the representations and warranties set forth in the first sentence of Section 4.7(a) (Good Title to and Condition of Assets) and in Section 4.12 (Environmental Matters) shall expire on the third (3rd) anniversary of the Closing Date, (b) the representations and warranties in Sections 4.17 (Broker’s Fees) and 5.2 (Broker’s Fees) shall survive without limitation to time and (c) all other representations and warranties shall expire eighteen (18) months after the Closing Date, in each case, unless a party notifies the other of a claim specifying the factual basis in reasonable detail to the extent then known by it (in which case such representations and warranties shall survive solely to the extent related to such claim until such claim is resolved).

12.4.        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.5.        Waiver.  Any term, provision or condition of this Agreement shall be waived only in writing (or the time for performance of any of the obligations or other acts of the parties hereto shall be extended only in writing) by the party that is entitled to the benefits thereof.  Failure or delay by a party hereto on one or more occasions to avail itself of a right conferred by this Agreement, or the partial exercise thereof, shall in no event be construed as a waiver of such party’s right to enforce said right or any other right in the future.  All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

12.6.        Parties in Interest.  This Agreement and the Operative Agreements may not be assigned by a party without the prior written consent of the other parties hereto provided that Buyer may assign its rights (but not its obligations) under this Agreement upon written notice to Seller through collateral assignment to any lender providing financing in connection with the transactions contemplated hereby; and, provided, further, that Buyer shall be entitled, without the prior written consent of Seller, to assign some or all of its rights under this Agreement and the Operative Agreements to one or more wholly-owned subsidiaries of Buyer, provided that, prior to any such assignment, Buyer and such subsidiary shall agree in writing addressed to Seller to be responsible, jointly and severally, for the liabilities and obligations of Buyer under this Agreement and the Operative Agreements and such assignment shall not relieve Buyer of its primary responsibility for such liabilities and obligations hereunder and thereunder.  Other than with respect to any Person entitled to indemnity under Article 11, this Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and, subject to the first sentence of this Section 12.6, its successors and assigns.

12.7.        Seller’s Knowledge.  When “to the knowledge of Seller,” “to Seller’s knowledge” or any similar phrase is used herein it shall refer to the actual knowledge, without investigation, of the persons set forth on Schedule 12.7.

12.8.        Entire Agreement.  This Agreement and the Operative Agreements (including the Disclosure Schedule and the other documents, certificates and instruments referred to herein, including the confidentiality agreement, dated September 30, 2004, between Buyer and Seller) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

12.9.        Governing Law; Jurisdiction.  This Agreement (including the documents and instruments referred to herein) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York. The parties hereto agree that the courts of the State of New York, New York County, or (if it has or can acquire jurisdiction) U.S. District Court for the Southern District of New York, shall have exclusive jurisdiction over any dispute or controversy arising out of or relating to this Agreement. Each of the parties irrevocably submits to the jurisdiction of each such court, waives any objection to venue and defense of inconvenient forum to the maintenance of any action or proceeding so brought, agrees that all claims in respect of the action or Proceeding shall be heard and determined only in any such court and agrees not to bring any action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (other than enforcement of judgments obtained therein) in any other court and waives any bond, surety, or other security that might be required of any other party with respect thereto.

12.10.      Counterparts.  This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

12.11.      Validity.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

12.12.      Disclosure Schedule.  The disclosure of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller or Buyer of its requirement to be disclosed or to otherwise imply that any such matter is material for the purposes of this Agreement.  Any item disclosed on a Disclosure Schedule shall be deemed to be a disclosure in all other Disclosure Schedules to which it is readily apparent that such item is applicable.

12.13.      Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.14.      Bulk Sales Act.  The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

WYETH

By:	/s/ Ulf Wiinberg
Name: Ulf Wiinberg
Title: President–Wyeth Consumer Healthcare

NBTY, INC.

By:	/s/ Harvey Kamil
Name: Harvey Kamil
Title: President